Exhibit 10.23
NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission. Such portions have been redacted and are marked with a “[*]” in place of the redacted language.
RESEARCH AND COMMERCIAL LICENSE OPTION AGREEMENT
     This Research and Commercial License Option Agreement (the “Agreement”) is made and entered into as of October 1, 2005 (the “Effective Date”) by and between Sangamo BioSciences, Inc., a Delaware corporation having its principal place of business at Point Richmond Tech Center, 501 Canal Boulevard, Suite A100, Richmond, California 94804 (“Sangamo”), and Dow AgroSciences LLC, a Delaware limited liability company having its principal place of business at 9330 Zionsville Road, Indianapolis, Indiana 46268 (“DAS”). Sangamo and DAS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     A. Sangamo has expertise in, and proprietary technology relating to, zinc finger proteins and their use to alter the genomes and/or protein expression capabilities of organisms and cells, including plants and plant cells.
     B. DAS has expertise in the use of genetically modified and traditionally bred plants and plant cell cultures for agricultural and industrial purposes as well as for the production of vaccines and therapeutic products for human and/or animal health.
     C. DAS desires an exclusive license option under Sangamo’s expertise and proprietary technology as applied to plant cells, plants, and plant cell cultures, and Sangamo desires to grant such an option, and both DAS and Sangamo desire to establish a research collaboration to validate and optimize the application of such Sangamo expertise and technology to plants, plant cells and plant cell cultures for agricultural, industrial, and vaccine and therapeutic product production purposes.
     Now, Therefore, the Parties agree as follows:

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ARTICLE 1
DEFINITIONS
     1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
     1.2 “Animal Health Product” a Licensed Product that is used for diagnosis, treatment or prophylaxis of a disease or medical condition in a non-human animal, for reducing or eliminating pathogens in a non-human animal, or for nutritional supplements or food additives for nutritional enhancements in a non-human animal.
     1.3 “Annual FTE Rate” means (a) for each year of the Initial Research Term (i.e., until the third anniversary of the Effective Date), $*** per FTE and (b) for each year of the Subsequent Research Term, $*** per FTE plus an additional four percent (4%), compounded annually, as a cost of living adjustment.
     1.4 “Average Net Unit Return of the Trait” or “ANURT” shall be calculated using the following formula:
     ANURT = ***
     wherein
     R is the DAS reference price, which reference price shall in each case be equal to the Net Unit Return for a unit of the germplasm into which the applicable ZFP Trait was inserted or created. In the event the pure germplasm is not sold in sufficient volume to establish a reference

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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price, then the Net Unit Return for the nearest competitive germplasm will be used as the reference price, and if substantially all of the competitive germplasm is marketed with a particular Other Trait (referred to hereinafter as an “embedded” Trait – an example is glyphosate tolerance in soybeans), the reference price will be for germplasm with the embedded Trait.
     ANURP is the Net Unit Return price for a unit of the germplasm of the resulting Crop Product containing such ZFP Trait;
     N is the number of separate and commercially distinguishable Traits (both ZFP Traits and Other Traits) in such Crop Product (excluding any embedded Trait present in the reference germplasm); and
     TPTR is the royalties, if any, paid by DAS to a Third Party with respect to the ZFP Trait in such Crop Product.
     1.5 “CEO” shall have the meaning assigned to it in Section 3.5(d).
     1.6 “Collaboration” means all activities performed by or on behalf of Sangamo or DAS in the course of performing the activities described in, or fulfilling of their obligations pursuant to, this Agreement.
     1.7 “Confidential Information” shall have the meaning assigned to it in Section 10.1.
     1.8 “Contract Manufacturer” means a Third Party contractor capable of carrying out the Manufacture of ZFP Products at a quantity level and volume sufficient to supply Sangamo and DAS for their activities under this Agreement and Sublicensees in accordance with the terms of their Technology Licenses or their research licenses granted by DAS pursuant to Section 2.1(a)(ii).
     1.9 “Control” means, with respect to an item of Information or intellectual property right, that a Party owns or has a license to such item or right and has the ability to disclose such item and/or grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any agreement or other arrangement with any Third Party.

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     1.10 “Core Patents” means (a) the United States Sangamo Patents listed in Exhibit B; (b) any non-provisional applications, additions, continuations, continuations-in-part, divisions and substitutes thereof; and (c) any reissue, re-examination, extension or patent term extension of any such patent.
     1.11 “Crop Product” means a Licensed Product that is a human or animal food, human or animal food ingredient, or is used to produce a human food, human food ingredient, or is a fiber. Notwithstanding the foregoing, Crop Product shall not include any Animal Health Product, Human Health Product or Industrial Product.
     1.12 “DAS Improvements” means (a) Improvements (other than Joint Improvements) that are made by one or more employees, consultants, or independent contractors of DAS or any DAS Affiliate; and (b) Improvements made by Sublicensees pursuant to research licenses granted by DAS pursuant to Section 2.1(a)(ii), to the extent owned or controlled by DAS or any DAS Affiliate.
     1.13 “DAS Improvement Patent” means any Improvement Patent that claims a DAS Improvement.
     1.14 “DAS Product” means any Licensed Product arising from DAS’s or its Affiliate’s activities in the Field (a Licensed Product arising solely from a Sublicensee’s activities in the Field is not included in DAS Product).
     1.15 “DAS Program Inventions” means (a) Program Inventions (other than Joint Program Inventions) that are made by one or more employees, consultants, or independent contractors of DAS or any DAS Affiliate, and (b) Program Inventions made by Sublicensees, to the extent owned or controlled by DAS or any DAS Affiliate.
     1.16 “DAS Program Patent” means a Program Patent that claims a DAS Program Invention.
     1.17 “DAS ZFP Trait” means a ZFP Trait arising from DAS’s activities in the Field.
     1.18 “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a product or a research, development or

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marketing project of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that the Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.
     1.19 “Field” means gene targeting and/or gene regulation using a ZFP Product to modify the genome of a plant cell, plant, or plant cell culture (in each case, whether constituting or derived from a vascular or non-vascular plant), or alter the nucleic acid or protein expression in a plant cell, plant, or plant cell culture. For the purpose of this Agreement, “non-vascular” plants shall include but not be limited to algae, moss, and fungi. Explicitly excluded from the Field are delivery of any ZFP Product into a human or animal for diagnostic, therapeutic or prophylactic purposes, and products intended to result in such delivery.
     1.20 “Field Specific Sangamo Patent” means any Sangamo Patent in which all claims are directed to methods that are solely useful in the Field, or to compositions of matter or methods of manufacture of ZFP Products that are solely useful in the Field. Exhibit A may be amended from time to time to identify and update identification of Field Specific Sangamo Patents.
     1.21 “Food Safety Product” means an Animal Health Product for reducing or eliminating pathogens in non-human animals that may be used to produce human food.
     1.22 “FTE” means the equivalent of one employee or consultant of Sangamo working full time for one twelve (12) month period.
     1.23 “Full-scale Product Launch” means commercial offering of a product for an entire national market or for an entire targeted market geography, as opposed to test marketing.
     1.24 “Generally Applicable Sangamo Patents” means all Sangamo Patents (other than Field Specific Sangamo Patents) that claim compositions of matter or methods that are reasonably necessary or useful in the Field. Exhibit A may be amended from time to time to

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identify and update identification of Generally Applicable Sangamo Patents.
     1.25 “GMO Product” means any Crop Product that is a DAS Product and is not a Non-GMO Product.
     1.26 “Human Health Product” means any Licensed Product (a) that is intended for the diagnosis, treatment or prophylaxis of a disease or medical condition in a human or (b) that is extracted from plant material and intended to be ingested by or topically applied or otherwise delivered or administered to humans, food, and food ingredients (e.g. oils), including without limitation nutraceuticals, vitamins, nutritional supplements, food additives, shampoo, soap, sunscreen, and cosmetics.
     1.27 “Improvement” means any enhancement, modification, or improvement to the Sangamo Technology, whether patentable or not, made during the term of the Agreement by one or more employees, consultants, or independent contractors of DAS, a DAS Affiliate, or a Sublicensee, but excluding any Product Specific Invention. A “Joint Improvement” is an Improvement made by one or more employees, consultants, or independent contractors of both Parties.
     1.28 “Improvement Patent” means any patent or patent application in the United States or any foreign jurisdiction claiming an Improvement.
     1.29 “Industrial Product” means a Licensed Product that is (a) a raw material for construction, textiles, or industrial applications (e.g. biomaterials, biofeedstocks, alternative raw materials), (b) a plant or plant part that produces or is used as a product described in (a), or (c) germplasm, seeds or other plant-derived material capable of propagating a plant described in (b). Notwithstanding the foregoing, Industrial Product shall not include any Animal Health Product or Human Health Product.
     1.30 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and

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procedures, and patent and other legal information or descriptions.
     1.31 “Infringement” shall have the meaning set forth in Section 9.6(a).
     1.32 “Initial Research Term” means the period of time commencing on the Effective Date and continuing, unless the Agreement is earlier terminated pursuant to Article 11, until the third anniversary of the Effective Date.
     1.33 “Joint Inventions” means inventions, whether patentable or not, that are made by one or more employees, consultants, or independent contractors of both Parties. Joint Program Inventions are Joint Inventions that are Program Inventions. For clarity, Joint Inventions shall include Joint Improvements, but shall exclude jointly made Product Specific Inventions.
     1.34 “Joint Patent” means a patent or patent application that claims a Joint Invention. “Joint Program Patent” means a Joint Patent that claims a Joint Program Invention. “Joint Improvement Patent” means a Joint Patent that claims a Joint Improvement.
     1.35 “Joint Research Team” or “JRT” means the committee described in Sections 3.4 and 3.6.
     1.36 “Joint Steering Committee” or “JSC” means the committee described in Sections 3.4 and 3.5.
     1.37 “Licensed Product” means any product, other than a ZFP Product, that is created or produced directly or indirectly through use of Sangamo Technology in the Field by DAS or its Affiliates or its Sublicensees. For clarity it is reiterated that the Field explicitly excludes products intended to deliver into a human or an animal any ZFP Product for diagnostic, therapeutic or prophylactic purposes; therefore Licensed Product also excludes such products.
     1.38 “Licensing Program” means the program under which DAS grants Technology Licenses to Sublicensees, as described in more detail in Article 5.
     1.39 “Major Crop” means one of the following six crops: corn, cotton, canola oil/oil seed rape, rice, wheat, and soybean.

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     1.40 “Manufacture” or “Manufacturing” means the design, optimization, construction, production, and testing of ZFP Product.
     1.41 “Minimum Annual Payment” means each payment described in Section 8.7.
     1.42 “Net Average Trait Value” means the Average Net Unit Return of the Trait multiplied by the net volume sold of the applicable DAS Product.
     1.43 “Net Sales” means the amount invoiced or otherwise billed by DAS or its Affiliate or sublicensee for sales or other commercial disposition of a DAS Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (i) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to trade customers; (ii) credits or allowances actually granted upon rejections or returns of DAS Products, including for replants, recalls or damaged goods; (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of DAS Products, to the extent billed; (iv) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a DAS Product; (v) bad debts relating to sales of DAS Products that are actually written off by the seller in accordance with generally accepted accounting principles, consistently applied, during the applicable royalty calculation period; and (vi) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of DAS Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout the selling party’s organization.
Notwithstanding the foregoing, if any DAS Product is sold under a bundled or capitated arrangement with other products, then, solely for the purpose of calculating Net Sales for royalty purposes hereunder, any discount on such DAS Products sold under such an arrangement shall be no greater, on a percentage basis based on the gross selling price prior to discount, than the largest percentage discount applied on any other product sold within such bundled arrangement

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for the applicable accounting period. In case of any dispute as to the applicable discount numbers under the preceding sentence, the determination of same shall be calculated and certified by the selling party’s independent public accountants, whose decision shall be binding.
For sake of clarity and avoidance of doubt, sales by DAS, its Affiliates or sublicensees of a DAS Product to a Third Party distributor of such DAS Product in a given country shall be considered a sale to a Third Party customer.
     1.44 “Net Unit Return” means Net Sales divided by the net number of units sold.
     1.45 “Non-GMO Designation” means that consultation with relevant regulatory authorities in the United States, European Union, Japan, and Canada has confirmed that Regulatory Approval for a particular Crop Product is not required in any of them.
     1.46 “Non-GMO Product” means a Crop Product that is a DAS Product and for which the criteria of Non-GMO Designation have been satisfied.
     1.47 “Option Exercise Notice” means DAS’s notice pursuant to Section 2.2.
     1.48 “Option Period” means the period commencing on the Effective Date of this Agreement and ending on Sangamo’s timely receipt of the Option Exercise Notice and the option fee set forth in Section 8.6.
     1.49 “Other Trait” means a Trait that is introduced, enhanced, modified, deleted or otherwise altered through methods that do not involve the use of ZFP Products.
     1.50 “Product Specific Invention” means an invention, whether patentable or not, that (a) is made by (i) Sangamo in carrying out the Research Program or Manufacturing ZFP Products for DAS or Sublicensees pursuant to Section 7.1 or (ii) DAS or its Affiliates or Sublicensees under this Agreement and (b) is specific to (i) a ZFP Product that is directed to a particular DNA sequence in a plant and solely useful for modifying the sequence or expression of a gene in such plant related to such DNA sequence, or (ii) the modified form of such DNA sequence (or the modified protein encoded by such modified DNA sequence) as found in the resulting Licensed Product.

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     1.51 “Program Inventions” means inventions, other than Improvements and Product Specific Inventions, that are (a) made by the Parties (or any Affiliates or Third Parties conducting Research Program activities on behalf of a Party) in carrying out the Research Program, (b) otherwise arising from DAS’s activities in the Field during the Option Period, or (c) made by Sublicensees during the Option Period pursuant to research licenses granted by DAS pursuant to Section 2.1(a)(ii).
     1.52 “Program Patent” means any patent or patent application in the United States or any foreign jurisdiction that claims a Program Invention.
     1.53 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a DAS Product in a regulatory jurisdiction, as well as applicable import approvals in Japan and Canada. Regulatory Approval does not include a confirmation by a regulatory agency that its approval is not required.
     1.54 “Research Budget” means the written budget prepared by Sangamo and presented to the JSC for approval outlining a good faith approximation of FTE expenditures and all other costs and expenses that Sangamo expects to incur in carrying out the tasks assigned to it under the Research Plan.
     1.55 “Research Plan” means the written description of the overall program for the conduct of the Research Program, including an allocation of responsibilities between the Parties for implementation, as amended or revised from time to time by the JSC pursuant to Section 4.2. A preliminary Research Plan for the Initial Research Term has been agreed upon by the Parties in a separate side letter. The Research Plan shall include the Research Budget.
     1.56 “Research Program” means the collaborative research program undertaken by the Parties to validate and optimize the application of the Sangamo Technology to the Field.
     1.57 “Research Term” means the Initial Research Term plus the Subsequent Research

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Term.
     1.58 “Sangamo Know-How” means all Information (other than Sangamo Patents) that (a) is Controlled, during the term of this Agreement, by Sangamo or by any entity that is a Sangamo Affiliate during the Research Term and (b) is reasonably necessary or useful in the Field; including any Sangamo Program Invention. Sangamo Know-How shall not include any Information licensed to Sangamo or a Sangamo Affiliate by a Third Party unless such Information is licensed pursuant to a Third Party License and meets the aforementioned criteria for Sangamo Know-How.
     1.59 “Sangamo Patent” means (a) any patent or patent application Controlled, during the term of this Agreement, by Sangamo or by any entity that is a Sangamo Affiliate during the Research Term, in the United States or any foreign jurisdiction, that is reasonably necessary or useful in the Field or otherwise claims the composition of matter, manufacture, or use of ZFP Products; (b) any non-provisional application, addition, continuation, continuation-in-part or division thereof or any substitute application therefor; (c) any patents issuing on any of the foregoing; (d) any reissue, re-examination, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and (e) any foreign equivalent of the foregoing; including any Sangamo Program Patent. A patent or patent application licensed to Sangamo or a Sangamo Affiliate by a Third Party shall not be a Sangamo Patent unless such patent or patent application is licensed pursuant to a Third Party License and meets the aforementioned criteria for a Sangamo Patent. Sangamo Patents identified as of the Effective Date are listed in Exhibit A, which may be updated by Sangamo from time to time. Sangamo Patents do not include DAS Improvement Patents, DAS Program Patents, or any patents on Improvements made by Sublicensees. In Exhibit A, each Sangamo Patent may be designated as a Field Specific Sangamo Patent or Generally Applicable Sangamo Patent as mutually agreed upon by the Parties.
     1.60 “Sangamo Program Inventions” means Program Inventions (other than Joint Program Inventions) that are made by one or more employees, consultants, or independent contractors of Sangamo or its Affiliates.
     1.61 “Sangamo Program Patent” means any Program Patent that claims a Sangamo

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Program Invention.
     1.62 “Sangamo Technology” means the Sangamo Patents and the Sangamo Know-How.
     1.63 “Stacking Crop Product” means a Crop Product that (a) is a DAS Product, (b) is the direct or indirect result of using one or more ZFP Products to produce a plant or plant cell comprising Traits, where these Traits were each available in separate plants or plant cells that could have been crossed to produce a breeding stack of the two Traits, and (c) is not the result of any other activity in the Field.
     1.64 “Sublicensee” means a Third Party that has entered into a Technology License or received a research license granted by DAS pursuant to Section 2.1(a)(ii).
     1.65 “Sublicensing Revenues” means any cash consideration that DAS receives from a Sublicensee in connection with a Technology License, which may include (without limitation) upfront license fees, annual license or maintenance payments, milestone payments, royalties, credits against DAS’ future expenses, or reductions in royalties or other payments otherwise owed to the Sublicensee. Sublicensing Revenue also includes all cash consideration received by DAS in connection with any research license it grants pursuant to Section 2.1(a)(ii). Sublicensing Revenue does not include the value of non-cash consideration received by DAS, the Parties having expressly agreed that DAS is not obligated to account to Sangamo for such consideration.
     1.66 “Subsequent Research Term” means the period of time commencing on the expiration of the Initial Research Term and continuing until it is terminated in accordance with Section 4.1 or the Agreement is terminated pursuant to Article 11, whichever is first.
     1.67 “Technology License” means an executed and in-force written agreement between DAS and a Third Party, wherein such Third Party obtains a license under the Sangamo Technology to use ZFP Products in the Field for the sole purpose of generating Licensed Products and to use, make, have made, import, sell, and offer for sale such Licensed Products. Technology License does not include a Trait license granted by DAS to a Third Party to commercialize a DAS Trait pursuant to Section 6.2, and does not include research licenses

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granted by DAS pursuant to Section 2.1(a)(ii).
     1.68 “Third Party” means any entity other than (i) Sangamo, (ii) DAS or (iii) an Affiliate of either Party.
     1.69 “Third Party License” shall mean (a) any of the agreements set forth in Exhibit C and (b) any agreement that is deemed to be a Third Party License in accordance with the terms of Section 2.6(b).
     1.70 “Trait” means a distinguishing characteristic or quality of an organism resulting from (a) modified expression of existing genes in the organism, (b) modification of the coding sequence of an existing gene in the organism, or (c) insertion of DNA sequences from a different source.
     1.71 “Trait Crop Product” means a Crop Product that is a DAS Product but is not a Stacking Trait Product.
     1.72 “ZFP Product” means a zinc-finger protein (including a zinc-finger transcription factor or a zinc-finger nuclease), or a nucleic acid encoding and capable of expressing such protein in a cell or tissue.
     1.73 “ZFP Trait” means a Trait that is introduced, enhanced, modified, deleted or otherwise altered through activities in the Field.
ARTICLE 2
LICENSES
     2.1 Licenses to DAS
          (a) Grants to DAS Effective upon Signing. Subject to the terms and conditions of this Agreement, Sangamo hereby grants to DAS and its Affiliates the following licenses and rights under Sangamo Technology:

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               (i) a world-wide, co-exclusive (with Sangamo) research license under Sangamo Technology to use ZFP Products in the Field for research purposes and to make and test Licensed Products for research purposes;
               (ii) the exclusive right to grant research licenses to Third Parties to use ZFP Products in the Field for research purposes and to make and test Licensed Products for research purposes; and
               (iii) the exclusive right to grant to Sublicensees a license (A) to use ZFP Products in the Field for the sole purpose of generating Licensed Products and (B) to use, make, offer to sell, sell, and import such Licensed Products, all pursuant to Technology Licenses.
          (b) Additional Grants to DAS Effective after Exercise of Option. Subject to the terms and conditions of this Agreement, Sangamo hereby grants to DAS and its Affiliates, effective upon DAS’s exercise of the Option (which exercise shall include timely provision of the Option Exercise Notice and timely payment of the fee set forth in Section 8.6), the following additional licenses and rights under Sangamo Technology:
               (i) a royalty bearing, world-wide, exclusive license to make, use, and import ZFP Products for use in the Field, which DAS shall exercise for the sole purposes of
                    (1) generating DAS Products; or
                    (2) offering for sale and selling ZFP Products at cost to Sublicensees for use in the Field for the sole purpose of generating Licensed Products;
provided, however, that with respect to the Manufacture of ZFP Products for use in the Field, such license is co-exclusive with Sangamo and any Contract Manufacturer, DAS shall not exercise such license until Sangamo has transferred its Manufacturing technology to DAS pursuant to Section 7.2, and Sangamo shall only use its coexclusive rights in the Field with respect to Manufacture of ZFP Products to fulfill its obligations under Section 7.1; and
               (ii) a royalty bearing, world-wide, exclusive license to make, use, sell, offer for sale, and import DAS Products.

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          (c) Sublicensing. DAS shall not have the right to sublicense its right to grant research licenses and Technology Licenses under Section 2.1(a) nor sublicense its rights under Section 2.1(b)(i), other than to a Contract Manufacturer selected by DAS and approved by Sangamo for the sole purpose of Manufacturing ZFP products in accordance with the terms of this Agreement. The license set forth in Section 2.1(b)(ii) shall be freely sublicensable. Sublicensees may be given the right to further sublicense Licensed Products that they develop under Technology Licenses, and Sublicensees may be given the right to license Third Parties to make, use, offer to sell, sell, or import products containing ZFP Traits that the Sublicensees develop under Technology Licenses (i.e., license their Traits), provided that licenses do not grant any sublicenses under or rights with respect to Sangamo Technology.
          (d) Non-exclusive rights for Animal Health Products and Human Health Products. Notwithstanding anything to the contrary in this Agreement, each of the licenses and rights granted in 2.1(a) and 2.1(b) shall be non-exclusive with respect to Animal Health Products and Human Health Products.
     2.2 Option Period. The Parties acknowledge and agree that the Research Program is intended to provide DAS with an opportunity to evaluate the Sangamo Technology and the utility of ZFP Products in the Field for the generation of Licensed Products and to determine whether DAS intends to exercise the Option. Accordingly, unless DAS notifies Sangamo in writing on or before the third anniversary of the Effective Date, that DAS desires to generate, develop and commercialize DAS Products (such notice, the “Option Exercise Notice”) and timely pays the fee set forth in Section 8.6, this Agreement (including without limitation the licenses set forth in Section 2.1) shall terminate in accordance with Section 11.3. DAS hereby covenants that DAS and its Affiliates will not practice the licenses set forth in Section 2.1(b) during the Option Period.
     2.3 Licenses to Sangamo.
          (a) Manufacturing License. Subject to the terms and conditions of this Agreement, DAS hereby grants to Sangamo and its Affiliates a worldwide, fully paid, license under the Improvements, DAS Program Inventions, and Joint Program Inventions (and any patents or patent applications claiming the same) solely to Manufacture ZFP Products for use in

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the Field by DAS or its Sublicensees. Such license shall be sublicensable solely to a Contract Manufacturer.
          (b) Licenses under Improvements and Program Inventions. Subject to the terms and conditions of this Agreement, DAS hereby grants to Sangamo and its Affiliates a worldwide, fully paid, perpetual, irrevocable (except pursuant to Section 11.2(e)), exclusive license (with the right to sublicense) to practice the DAS Improvements, Joint Improvements, DAS Program Inventions, and Joint Program Inventions (and all patents and patent applications claiming the same) for all purposes outside the Field.
     2.4 Sangamo Retained Rights.
          (a) Notwithstanding anything to the contrary in this Agreement, Sangamo shall retain the exclusive right to make and use ZFP Products for uses outside the Field.
          (b) Sangamo retains the right to use Sangamo Technology in yeast and to grant Third Parties the right to use Sangamo Technology in yeast. (It is intended that DAS has a non-exclusive right to use Sangamo Technology in yeast in accordance with Section 2.1.)
     2.5 Negative Covenants.
          (a) DAS hereby covenants that it shall not use or practice, nor shall it cause or permit any of its Affiliates or sublicensees (including Sublicensees) to use or practice, directly or indirectly, any Sangamo Technology for any other purposes other than those expressly permitted by this Agreement.
          (b) Sangamo hereby covenants that it shall not use or practice, nor shall it cause or permit any of its any Affiliates or sublicensees to, use or practice, directly or indirectly, any DAS Improvement, DAS Program Invention, or Product Specific Invention for any other purposes other than those expressly permitted by this Agreement.
     2.6 Third Party Licenses.
          (a) The licenses granted to DAS in Section 2.1 include sublicenses under Sangamo Technology licensed to Sangamo pursuant to Third Party Licenses. Such sublicenses

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are subject to (i) the limitations set forth in the Third Party Licenses (including without limitation any limitations on the scope and exclusivity of the licenses granted to Sangamo thereunder and any constraints on Sangamo’s ability to prosecute or enforce Sangamo Patents licensed pursuant to such Third Party Licenses) and (ii) DAS’s satisfaction of the non-financial terms and conditions of the Third Party Licenses, including without limitation those terms set forth on Exhibit D. DAS understands and acknowledges that (1) the Collaborative Agreement between Gendaq Limited and *** dated *** (the “*** Agreement”)is not a Third Party License, (2) the licenses granted to DAS under Section 2.1 do not include sublicenses of any licenses received by Sangamo under the ***Agreement as a result of Sangamo’s acquisition of Gendaq Limited, and (3) with respect to any patents or patent applications included within the Sangamo Patents that are addressed in the *** Agreement, the licenses granted to DAS in Section 2.1 to such patents and patent applications are only licenses under Sangamo’s ownership interest in such patents and patent applications. DAS further understands and acknowledges that, notwithstanding the fact that the Patent License Agreement between *** and Sangamo dated ***, as amended, (the “*** Agreement”) is a Third Party License, (A) the licenses granted to DAS under Section 2.1 do not include sublicenses under the patents and patent applications licensed to Sangamo pursuant to the Fifth Amendment to the ***Agreement (such amendment being dated ***) and (B) such patents and patent applications are not Sangamo Patents.
          (b) The licenses granted to DAS in Section 2.1 shall only be expanded to include sublicenses under intellectual property licensed to Sangamo by a Third Party after the Effective Date (and the license agreement under which such intellectual property is licensed to Sangamo shall only be deemed to be a Third Party License) if:
               (i) such intellectual property is reasonably necessary or useful in the Field and Sangamo’s license thereto includes the Field;
               (ii) Sangamo discloses the substantive terms of such agreement to DAS for review a reasonable amount of time in advance of Sangamo’s anticipated entry into such a license agreement (which Sangamo hereby covenants to do); and

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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               (iii) DAS provides Sangamo with written notice, prior to Sangamo’s entry into such license agreement, in which (1) DAS consents to adding such license agreement to the definition of Third Party License, (2) DAS assumes the obligations set forth in Section 8.11(b) with respect to such license agreement as well as all other obligations of such license agreement that are applicable to sublicensees thereunder, and (3) DAS acknowledges in writing that its sublicense under such license agreement is subject to the terms and conditions of such license agreement.
          (c) DAS hereby covenants (unless it receives prior written consent from Sangamo, which Sangamo shall not unreasonably withhold) that it shall not itself directly license from Third Parties any intellectual property relating to ZFP Products without first notifying Sangamo in writing of such Third Party intellectual property and providing Sangamo with a reasonable opportunity to obtain a license from such Third Party.
ARTICLE 3
OVERVIEW AND MANAGEMENT OF THE COLLABORATION
     3.1 Overview of the Collaboration. Sangamo and DAS will conduct a Research Collaboration pursuant to the terms and conditions set forth in this Agreement. They will also cooperate in carrying out the Licensing Program. During the Option Period, DAS may conduct research under its research license apart from the Research Program, provided DAS shall disclose to Sangamo the general subject matter (but not necessarily the specific targets) of all such research, and shall disclose to Sangamo any Improvements or Program Inventions arising from such research.
     3.2 Research Program. The goal of the Research Program will be to validate and optimize the Sangamo Technology for use in the Field and enable DAS to determine whether it wishes to exercise the Option.
     3.3 Licensing Program. To the extent that DAS in its discretion decides to pursue the Licensing Program, the Parties will cooperate to supply ZFP Products to Sublicensees.
     3.4 Overall Management Structure. The management of the Collaboration shall be

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vested in a Joint Steering Committee (the “JSC”) and Joint Research Team (the “JRT”), with responsibilities, as further discussed in Sections 3.5 and 3.6, respectively.
     3.5 Joint Steering Committee.
          (a) Membership. The JSC shall be composed of at least four (4) members, two (2) members appointed by each Party. The JSC will consist of senior members from each Party authorized to make decisions with respect to matters including, but not limited to, setting research goals, determining program expansions, determining the criteria for the special research milestone payments and when such criteria are met, resolving disputes, and making strategic decisions. Promptly following the Effective Date, each Party shall appoint its initial representative to the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. DAS will designate one of its representatives as the Chairperson of the JSC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within thirty (30) days thereafter, revising such minutes to reflect timely comments thereon, and overseeing the ratification of such revised minutes.
          (b) Meetings. During the Research Term, the JSC shall meet a minimum of one (1) time every six (6) months. After the Research Term has expired, the JSC shall meet at the request of either Party, which request may be made by each Party not more than once in each six (6) month period following the end of the Research Term, unless otherwise agreed to by unanimous consent of all members of the JSC. The Parties shall endeavor to schedule meetings of the JSC at least six (6) months in advance. Meetings for the JSC shall be held on an alternating basis in Richmond, California (or such other location in the continental United States as may be chosen by Sangamo) and Indianapolis, Indiana (or such other location in the continental United States as may be chosen by DAS). With the consent of the representatives of each Party serving on a particular committee, other representatives of each Party may attend meetings of that committee as non-voting observers. A meeting of the JSC or a subordinate committee may be held by audio or video teleconference with the consent of each Party, provided that at least half of all meetings for that committee in each calendar year shall be held in person. Meetings of the JSC or a subordinate committee shall be effective only if at least one

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representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the committee meetings.
          (c) Responsibilities. The JSC shall:
               (i) Manage and direct the implementation of the Agreement with the assistance of the Joint Research Team as described in Section 3.6;
               (ii) Establish the strategic direction of the Research Program;
               (iii) Oversee and direct the planning and execution of the Research Plan;
               (iv) Evaluate the progress of the Research Program;
               (v) Determine the completion of milestones set forth in Sections 8.4 and 8.5;
               (vi) Review, comment upon and approve any amendments or modifications to the Research Plan (including, if applicable, the Research Budget) within thirty (30) days of receipt;
               (vii) Have authority to establish one or more other committees that report to the JSC and assist the JSC in managing and directing the Research Program. Any committees formed beyond the JSC shall be subordinate to the JSC, shall have such membership and responsibilities as the JSC shall determine, and may be disbanded by the JSC at any time. Each Party shall use good faith and cooperative efforts to facilitate and assist the efforts of the JSC and all additional committees established by the JSC. For clarity, the JSC does not have any authority beyond the specific matters set forth in this Agreement, and cannot in any way amend or modify the terms or provisions of this Agreement;
               (viii) Resolve, or attempt to resolve any disputes not resolved by the Joint Research Team or any other subordinate committees created by the JSC;
               (ix) Perform such other functions as appropriate to further the purposes

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of this Agreement and as allocated to it in writing by the Parties; and
               (x) Critically review the results of the Research Program during the first half of the eighth calendar quarter of the Initial Research Term, to make a finding whether or not the results have been so disappointing, based for example on consistent failure to achieve the research milestones set forth in the Research Plan, that exercise of the Option by DAS is highly unlikely.
          (d) Decision Making; Authority. The JSC shall make its decisions by consensus, with each Party’s representatives collectively having one vote. If the JSC is unable to reach consensus regarding a matter before it, the issue shall be presented by the JSC to the Chief Executive Officer of each Party (or his or her designee) (“CEO”) for resolution. Once an issue has been presented to the CEOs, the CEOs shall have fifteen (15) days to make a final determination regarding the issue in dispute. In the event that the CEOs are unable to reach a final determination within such fifteen (15) day period, then the Parties shall present the issue to a single arbitrator under the rules of the American Arbitration Association applicable to expedited arbitrations. For clarity, the foregoing shall only apply to issues remaining unresolved by the JSC pursuant to this Section 3.5(d) and shall not apply to any other dispute arising out of or relating to this Agreement (including without limitation any disputes regarding a Party’s alleged breach of this Agreement), which shall instead be resolved pursuant to Section 8.17, 12.6(d) or 14.1. The JSC does not have any authority beyond the specific matters set forth in this Agreement, and cannot in any way amend or modify the terms or provisions of this Agreement.
     3.6 Joint Research Team
          (a) Membership. The Joint Research Team (JRT) shall consist of at least two (2) representatives from each Party, with at least one (1) representative from each Party being a scientist responsible in their respective organizations for day-to-day management of the Research Program. No more than one (1) member from each Party shall be a member of both the JSC and the JRT.
          (b) Responsibilities. The JRT shall report to and be subordinate to the JSC. The JRT will manage implementation of the Research Program, review results of the Research

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Program, and suggest changes in the Research Plan or the Research Budget to the JSC when such changes appear to be advisable to achieve the goals of the Research Program. Upon expiration of the Research Term, the JSC may dissolve the JRT.
          (c) Meetings. The JRT shall meet at least quarterly, and on a monthly basis shall confer by telephone conference or video conference, or both, during the Research Term. Each Party shall have (1) vote. Disputes shall be referred to the JSC, and if they cannot be resolved at that level, will be resolved in accordance with the procedure described in Section 3.5(d).
     3.7 Collaboration Guidelines.
          (a) General. In all matters related to implementation of the Agreement, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance the legitimate interests and concerns of the Parties and further the Research Program.
          (b) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Sangamo and DAS is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.
ARTICLE 4
RESEARCH PROGRAM
     4.1 Research Term. The Research Program shall be conducted solely during the Research Term. Each Party’s obligations under the Research Plan and DAS’s research funding commitments set forth in Section 8.3 shall remain in force during the Research Term and shall terminate at the end of the Research Term. The Subsequent Research Term shall end when the Parties agree in writing to terminate it or are not able to agree upon additional work to be

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performed under the Research Plan.
     4.2 Research Plan. The Parties have agreed upon an initial Research Plan, which is set forth in a separate side letter. Within one hundred and twenty (120) days following the Effective Date, the JSC shall update and finalize a new version of the Research Plan, which will include a full description of the events calling for special research milestone payments required by Section 8.4. During the Research Term, the JSC shall review the Research Plan at least semiannually and may generate revised versions of the Research Plan that are consistent with the terms of this Agreement and the goals of the Collaboration. Significant changes in the scope or direction of the work and, any funding requirements exceeding one hundred fifteen percent (115%) of the Research Budget must be approved by the JSC. Without such approval, the most recently approved Research Plan shall remain in effect. Once approved by the JSC, such revised Research Plan shall replace the prior Research Plan. The Research Plan shall allocate between the Parties responsibility for each of the Research Program activities described therein in a manner consistent with this Agreement. It is anticipated that Sangamo shall be primarily responsible for the Manufacture of ZFP Products, and that DAS shall be primarily responsible for the implementation of the use of ZFP Products in plants.
     4.3 Use of Subcontractors. Either Party may subcontract portions of the activities allocated to it under the Research Plan to any of its Affiliates, or to a Third Party, provided that such Third Party receives the prior approval of the JSC. Notwithstanding the foregoing, the JSC may expressly waive this requirement with respect to the subcontracting of certain Research Program activities that both Parties agree should be within the sole discretion of a Party.
     4.4 Reports to JSC. At each meeting of the JSC during the Research Term and the six-month period following the end of the Research Term, each Party shall submit to the JSC a written progress report summarizing the work performed under the Research Plan since the last meeting.
     4.5 Conduct of Research Program. The Parties shall use Diligent Efforts to conduct their respective tasks assigned pursuant to the Research Plan and to attempt to achieve the objectives of the Research Program efficiently and expeditiously. Each Party shall conduct its portion of the Research Program in good scientific manner, and in compliance in all material

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respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices.
     4.6 Research Funding. DAS shall be solely responsible for supporting the costs of its own efforts under the Research Plan, including but not limited to all costs and expenses associated with DAS personnel. DAS shall support Sangamo’s efforts under the Research Plan in the ways described in Section 8.3.
ARTICLE 5
LICENSING PROGRAM
     5.1 General. DAS shall have the right, but not the obligation for marketing ZFP Products to Third Parties for use in the Field and for negotiating Technology Licenses with such Third Parties, all of which shall be carried out at DAS’s sole expense. DAS shall keep Sangamo reasonably informed regarding all Technology License negotiations. DAS shall provide Sangamo with a copy of each executed Technology License within thirty (30) days after execution. DAS shall also provide Sangamo with copies of research licenses that it grants pursuant to Section 2.1(a)(ii) within thirty (30) days after execution. With respect to any Technology License or research license that includes a sublicense under a Third Party License that requires Sangamo to provide to the applicable Third Party licensor a copy of any Technology License or research license or a summary of the terms of such Technology License or research license, Sangamo shall be permitted to provide such Third Party licensor with such copy or summary.
     5.2 Technology Licenses. DAS shall ensure that all Technology Licenses comply with the following requirements:
          (a) No Technology License shall obligate (or purport to obligate) Sangamo, without Sangamo’s express prior written consent, to any obligation other than Manufacture of ZFP Products under the terms and conditions set forth in Article 7.
          (b) Each Technology License granted during the Option Period shall require the relevant Sublicensee to pay milestones and royalties to DAS that are no less than DAS’s

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milestone and royalty obligations to Sangamo, as set forth in Sections 8.9 and 8.10, for the corresponding products arising from such Sublicensee’s activities in the Field.
          (c) Each Technology License shall include provisions permitting DAS, upon termination of this Agreement, to assign its rights and obligations to Sangamo (or, in the case of Manufacturing obligations, a Contract Manufacturer, as the case may be) in a manner consistent with the relevant sections of Article 11.
          (d) Each Technology License shall require the relevant Sublicensee to:
               (i) disclose in a timely fashion to DAS any Improvement(s) made, conceived, or reduced to practice by the such Sublicensee in its activities under the Technology License; and
               (ii) grant to Sangamo a fully paid, world-wide, irrevocable license under any such Improvements that is exclusive for uses outside the Field and is fully sublicensable.
          (e) Each Technology License shall identify Sangamo as a third party beneficiary with respect to the license set forth in Section 5.2(d)(ii).
          (f) Each Technology License shall require that the relevant Sublicensee (i) assume the obligations set forth in Section 8.11(c) and Exhibit D (as if such Sublicensee were DAS) with respect to each Third Party License sublicensed thereunder, and (ii) acknowledge that the Technology License is subject to the terms and conditions of each such Third Party License.
     5.3 DAS Discretion. In recognition of DAS’s Minimum Annual Payment obligation pursuant to Section 8.7, the Parties agree that:
          (a) DAS has no obligation to seek Sublicensees, and
          (b) following payment of the Option Fee specified in Section 8.6, DAS will have the right to enter into Technology Licenses and grant research licenses pursuant to Section 2.1(a)(ii), each on terms that it chooses, subject to the requirements of Sections 5.2 and 5.4, respectively; and will have no obligation to account to Sangamo for non-cash compensation

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received from Sublicensees pursuant to Technology Licenses or research licenses pursuant to Section 2.1(a)(ii).
     5.4 Research Licenses. DAS shall ensure that all research licenses it grants pursuant to Section 2.1(a)(ii) comply with the following requirements:
          (a) ownership of any ZFP Product supplied to the Sublicensee shall remain in DAS (as between DAS and such Sublicensee) and the ZFP Product will be treated as confidential by such Sublicensee;
          (b) the Sublicensee will not transfer any ZFP Product to any other person or entity without prior written approval of DAS and without such other person or entity entering into a material transfer agreement with DAS that contains substantially similar terms to those in the research license with such Sublicensee (and such material transfer agreement shall be considered a research license granted by DAS pursuant to Section 2.1(a)(ii));
          (c) the Sublicensee’s use of any ZFP Product supplied to it will be limited strictly to evaluation purposes in the Field;
          (d) commercialization of any products resulting from use of ZFP Products will be prohibited in the absence of a Technology License;
          (e) Each Research License shall require the relevant Sublicensee to:
               (i) disclose in a timely fashion to DAS all Improvement(s) and Program Inventions made, conceived, or reduced to practice by the such Sublicensee in its activities under the Research License to permit consideration of patent strategy by DAS and Sangamo;
               (ii) with respect to any Sublicensee that is an academic or not-for-profit institution, grant to Sangamo a fully paid, world-wide, irrevocable non-exclusive license under any such Improvements and Program Inventions for uses outside the Field that is fully sublicensable, with an exclusive option to negotiate an exclusive commercial license for uses outside the Field; and

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               (iii) with respect to any Sublicensee that is not an academic or not-for-profit institution, grant to Sangamo a fully paid, world-wide, irrevocable exclusive license under any such Improvements and Program Inventions for uses outside the Field that is fully sublicensable;
          (f) Each Research License shall identify Sangamo as a third party beneficiary with respect to the licenses set forth in Sections 5.3(e)(ii) and 5.3(e)(iii);
          (g) DAS will have at least thirty (30) days to review, comment on and request removal of confidential information from any proposed publication reporting results of work with ZFP Products supplied to a Sublicensee and DAS shall not have the authority, without Sangamo’s prior written consent, to approve any proposed publication that contains Sangamo Confidential Information;
          (h) such research license shall not obligate (or purport to obligate) Sangamo, without Sangamo’s express prior written consent, to any obligation other than Manufacture of ZFP Products under the terms and conditions set forth in Article 7;
          (i) no ZFP Products to which a Third Party License under Section 8.11(b) is applicable will be supplied to a Sublicensee unless the applicable research license requires that the Sublicensee (i) assume the obligations set forth in Sections 8.11(c) and 8.11(d) and Exhibit D (as if such Sublicensee were DAS) with respect to each such Third Party License sublicensed thereunder, and (ii) acknowledge that the research license is subject to the terms and conditions of each such Third Party License.
          (j) such research license shall terminate upon the termination of this Agreement for any reason or the termination of the Licensing Program pursuant to Section 11.5.
ARTICLE 6
DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS
     6.1 DAS Products. Sangamo shall have no responsibility for any costs or expenses incurred by DAS, its Affiliates, or any sublicensees in undertaking development or

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commercialization of DAS Products.
     6.2 Trait Sublicensing. DAS may license Third Parties to commercialize DAS ZFP Traits or DAS Products provided that (a) such Third Party does not have the right to use ZFP Products apart from such use that is inherent in the ZFP Trait, (b) the applicable agreement with the Third Party does not obligate (or purport to obligate) Sangamo in any way, and (c) such licenses do not grant any sublicenses or rights with respect to Sangamo Technology.
ARTICLE 7
MANUFACTURE AND SUPPLY
     7.1 Supply of ZFP Products. Subject to Section 7.2, Sangamo shall be obligated to Manufacture and supply ZFP Products for use by the Parties and for use by Sublicensees. Quantities and delivery schedules for all ZFP Products to be used in the Research Program shall be set forth in the Research Plan. For ZFP Products to be used by Sublicensees, DAS shall negotiate quantities and delivery schedules for such ZFP Products on a case-by-case basis, provided, however, that such quantities and delivery schedules are reasonable and further provided that under normal circumstances (wherein at least *** of relevant target sequence is provided) Sangamo will deliver ZFP Products within *** (***) weeks of request. For the supply of ZFP Products to DAS and Sublicensees, Sangamo will directly charge DAS or Sublicensees (as applicable) a transfer price reflecting solely (i) the cost of time and materials expended in Manufacturing such ZFP Products, and (ii) a reasonable allocation of overhead expenses and other indirect costs, where such overhead and indirect costs shall be no greater than charged in similar circumstances to other customers. The Parties agree that a reasonable estimate for the cost of a ZFP Product as of the Effective Date is $*** and the cost is expected to go down. DAS, however, acknowledges and agrees that the time, effort, and cost associated with Sangamo’s Manufacturing efforts is likely to vary significantly from ZFP Product to ZFP Product and that, as a result, Sangamo cannot, as of the Effective Date, commit to any particular price, quantity, or delivery schedule for the supply of ZFP Products. However, Sangamo will work collaboratively with DAS to establish a structured pricing platform for the supply of ZFP Products.

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     7.2 Transfer of Manufacturing Technology. At any time following the end of the Option Period, DAS may request that Sangamo transfer the Manufacturing technology either to DAS or to a Contract Manufacturer selected by DAS and approved by Sangamo. Sangamo shall not unreasonably withhold approval of a Contract Manufacturer selected by DAS. Sangamo shall transfer to DAS or such Contract Manufacturer, as the case may be, all Information Controlled by Sangamo that is related to the Manufacturing of ZFP Products for use in the Field and is reasonably necessary or useful to enable DAS or such Contract Manufacturer (as appropriate) to Manufacture ZFP Products. It is anticipated that such transfer of Information will be complete within one (1) year after Sangamo’s receipt of DAS’s request, and Sangamo shall use commercially reasonable efforts to meet this deadline. The costs and expenses incurred by Sangamo in carrying out such transfer shall be reimbursed by DAS at the then-current Annual FTE rate.
     7.3 Technology Escrow. Within ninety (90) days of the Effective Date, the Parties agree to establish, at DAS’ sole expense, a technology escrow that will ensure that computer media containing the protocols and procedures for Manufacture of ZFP Products that are identified in Section 12.5(a) will be available to DAS upon occurrence of any of the following events:
          (a) the adjudication of Sangamo as a bankrupt by any court of competent jurisdiction;
          (b) the appointment of a trustee or receiver (or similar official) of all or a substantial part of the property of Sangamo under the federal Bankruptcy Act or any state court receivership proceedings, whether voluntary or involuntary, which appointment, if involuntary, is not removed within sixty (60) days;
          (c) the liquidation of Sangamo or its failure to continue in business (except in the event that such business has been acquired or assumed by another entity);
          (d) the filing by Sangamo of a voluntary petition in bankruptcy, or the consent to, or failure to dismiss within the time prescribed by law, of any bankruptcy proceedings instituted against it; or

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          (e) Refusal by Sangamo to allocate resources to Manufacture of ordered ZFP Products for a period of 90 consecutive days or more (unless a Contract Manufacturer is Manufacturing ZFP Products).
Sangamo will provide written confirmation upon completion of the deposit with the escrow agent. The technology escrow shall end, and the aforementioned computer media shall be returned to Sangamo upon the earlier of termination of this Agreement or completion of the Manufacturing technology transfer described in Section 7.2.
ARTICLE 8
COMPENSATION
     8.1 License Fee. In consideration for the licenses to Sangamo’s patents and know-how set forth in Article 2 and access to Sangamo’s archives of ZFP Products, DAS shall pay Sangamo a license fee of seven and a half million dollars ($7,500,000) within thirty (30) days of the Effective Date. The license fee payment made by DAS to Sangamo pursuant to this Section 8.1 shall be noncreditable and nonrefundable.
     8.2 Stock Purchase. Upon Sangamo’s request, DAS or a DAS Affiliate will participate in Sangamo’s next financing by purchasing up to four million dollars ($4,000,000) of Sangamo common stock (but in no event greater than *** percent (***%) of the total round), subject to the terms of a separate stock purchase agreement and other agreements and related documents executed pursuant thereto. This obligation is further contingent on the following conditions:
          (a) The financing must close no later than October 1, 2006; and
          (b) The total round must be a minimum of 15 million dollars ($15,000,000).

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     8.3 Research Support.
          (a) DAS shall provide six million dollars ($6,000,000) in research support to Sangamo for research projects carried out by Sangamo pursuant to the Research Plan during the Initial Research Period; however, this commitment is contingent upon (i) the JSC being able to agree upon research projects that are commercially and scientifically reasonable and (ii) the Agreement not terminating pursuant to Section 11.2. DAS will pay Sangamo against invoices for work actually carried out by Sangamo (based on the current Annual FTE Rate) and expenses incurred by Sangamo that were included in the Research Budget or otherwise authorized by the JSC in carrying out the Research Program; however, during the first eight quarters of the Initial Research Term (contract quarters will correspond to calendar quarters, ending on December 31, March 31, June 30, and September 30), DAS will advance to Sangamo a minimum of five hundred thousand dollars ($500,000) per quarter, totaling four million dollars ($4,000,000) for the first eight quarters. More specifically, at the beginning of each of the first eight quarters, Sangamo will invoice DAS for an advance of five hundred thousand dollars ($500,000), and DAS will pay such amount within thirty (30) days of receiving the invoice. The second and subsequent six invoices will each be accompanied with a description of the services provided and expenses incurred by Sangamo in the previous quarter in reasonable detail demonstrating the specific basis for the charges. During the eighth quarter, the JSC will conduct a review of the Research Program pursuant to Section 3.5(c)(x). Unless DAS terminates this Agreement pursuant to Section 11.2, Sangamo will submit invoices at the end of the eighth and subsequent quarters, which will each be accompanied with a description of the services provided and expenses incurred by Sangamo in that quarter in reasonable detail demonstrating the specific basis for the charges, and DAS will pay Sangamo within thirty (30) days of receiving the invoice. If the amount advanced by DAS exceeds the services provided and expenses incurred by Sangamo during the first eight quarters, then the balance will be applied against subsequent invoices. However, if DAS terminates this Agreement pursuant to Section 11.2, Sangamo will not be required to refund any excess of the Research Funding advanced by DAS during for the first eight quarters of the Research Term.
          (b) During the last quarter of the third contract year, and during the last quarter of the contract year for each subsequent year for so long as the Subsequent Research

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Term continues, the JSC will determine whether the Subsequent Research Term will be extended for an additional year. DAS shall provide up to one million dollars ($1,000,000) in research support to Sangamo during each year of the Subsequent Research Term, however, this commitment is contingent upon the JSC being able to agree upon research projects that are commercially and scientifically reasonable.
          (c) Sangamo shall track and calculate the number of Sangamo FTEs involved in the Research Program using the then-current Annual FTE Rate and in accordance with Sangamo’s then-current accounting methodology. In no event shall Sangamo be required during the Research Term to incur more expenses (including FTE-based expenses calculated at the then-current Annual FTE Rate) in the course of performing its obligations under the Research Plan than the amount that DAS is obligated to pay Sangamo pursuant to this Section 8.3.
          (d) All research support payments made by DAS to Sangamo pursuant to this Section 8.3 shall be noncreditable and nonrefundable.
     8.4 Special Research Milestone Payments. Within ninety (90) days of the Effective Date, the JSC will define events which when achieved will entitle Sangamo to receive a total of four million dollars ($4,000,000) in special research milestone payments. These event definitions will be incorporated into the Research Plan. DAS will pay all such special research milestone payments to Sangamo within thirty (30) days after the earlier of (a) determination by the JSC that the corresponding event set forth in the Research Plan has been achieved and (b) Sangamo’s receipt of the Option Exercise Notice. Within thirty (30) days of a request by either Party, the JSC shall hold a meeting by audio or video conference to make such a determination. In no event will the total amount of special research milestone payments paid by DAS pursuant to this Section 8.4 exceed four million dollars ($4,000,000). If the special research milestone payments made by DAS prior to Sangamo’s receipt of the Option Exercise Notice total less than four million dollars ($4,000,000), then the balance will be paid to Sangamo thirty (30) days after Sangamo’s receipt of the Option Exercise Notice. All special research milestone payments made by DAS to Sangamo pursuant to this Section 8.4 shall be noncreditable and nonrefundable.

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     8.5 *** Milestone Payments.
          (a) Within thirty (30) days after the first satisfaction of a *** for a DAS Product, DAS shall pay Sangamo one million dollars ($1,000,000). This is a one time payment, and DAS shall in no case be obligated to make this payment more than once.
          (b) On the first anniversary of the first Full-scale Product Launch for a DAS Product that satisfies a ***, DAS shall pay Sangamo two million dollars ($2,000,000). This is a one time payment and DAS shall in no case be obligated to make this payment more than once
          (c) All *** milestone payments made by DAS to Sangamo pursuant to this Section 8.5 shall be noncreditable and nonrefundable.
          (d) The payments called for in this Section 8.5 are in lieu of the Product Milestone Payments called for in Section 8.9(b) for the first ***.
     8.6 Option Fee. DAS shall pay Sangamo an option fee of six million dollars ($6,000,000) within thirty (30) days after it provides the Option Exercise Notice. The option fee payment made by DAS to Sangamo pursuant to this Section 8.6 shall be noncreditable and nonrefundable.
     8.7 Minimum Annual Payments.
          (a) If DAS exercises the Option, then DAS shall pay to Sangamo within thirty (30) days of each anniversary of the Effective Date starting with the third anniversary of the Effective Date, the Minimum Annual Payment obligation set forth in this Section 8.7 for the calendar year in which such anniversary occurs. The Minimum Annual Payment obligation for the calendar years in which the 3rd through 6th anniversaries occur are as follows:

Anniversary of the Effective Date	Minimum Annual Payment Obligation
Third (October 1, 2008)	$	***
Fourth (October 1, 2009)	$	***
Fifth (October 1, 2010)	$	***
Sixth (October 1, 2011)	$	***

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The Minimum Annual Payment Obligation for each calendar year in which the seventh and subsequent anniversaries of the Effective Date occur, until the earlier of (i) DAS’s termination of the Licensing Program pursuant to Section 11.5, (ii) the expiration of this Agreement pursuant to Section 11.1, or (iii) the termination of this Agreement pursuant to Section 11.4 or 11.6, shall be *** dollars (US $***)
          (b) In each calendar year in which DAS has a Minimum Annual Payment Obligation, it will pay Sangamo, an amount equal to the applicable Minimum Annual Payment Obligation, less any Sublicensing Revenues paid to Sangamo for Sublicensing Revenues received by DAS during the first two quarters of the calendar year in which the Minimum Annual Payment is due. The amount due will be invoiced by Sangamo as of October 1st, and DAS shall pay Sangamo within thirty (30) days of receiving the invoice. Each payment made by DAS pursuant to this Section 8.7 is referred to as a Minimum Annual Payment.
          (c) Each Minimum Annual Payment made by DAS to Sangamo pursuant to this Section 8.7 shall be nonrefundable but fully creditable against the following:
               (i) the Sublicensing Revenue payments pursuant to Section 8.8 due for the third and fourth quarters of the calendar year in which such Minimum Annual Payment was made; and
               (ii) the DAS Product Royalties pursuant to Section 8.10 due to Sangamo for the calendar year in which such Minimum Annual Payment was made.
          (d) Example of Operation of Minimum Annual Payment. Accordingly, for example, if DAS is assumed to have paid Sangamo $50,000 for Sublicensing Revenues received in the first two quarters of 2009, a year in which the Minimum Annual Payment obligation is$***, DAS would owe Sangamo a Minimum Annual Payment of $***– $50,000 = $***, which Sangamo would invoice as of October 1, 2009. DAS’s $*** Minimum Annual Payment would be creditable against additional Sublicensing Revenues received during the third and fourth quarter and against the DAS Product Royalties due for the 2009 calendar year.

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     8.8 Sublicensing Revenues.
          (a) Within thirty (30) days after the end of each calendar quarter during the Option Period, DAS shall pay Sangamo an amount equal to twenty-five percent (25%) of the Sublicensing Revenues received by DAS during such calendar quarter. The Sublicensing Revenue payments made by DAS to Sangamo pursuant to this Section 8.8(a) shall be noncreditable and nonrefundable.
          (b) Within thirty (30) days after the end of each calendar quarter after the end of the Option Period, DAS shall pay Sangamo an amount equal to twenty-five percent (25%) of the Sublicensing Revenues received by DAS during such calendar quarter. The Sublicensing Revenue payments made by DAS to Sangamo pursuant to this Section 8.8(b) shall be noncreditable (except as set forth in Section 8.7) and nonrefundable.
          (c) Each Sublicensing Revenue payment shall be accompanied by a statement itemizing the amount and type (e.g., license fee, milestone payment, royalty payment) of each payment received by DAS from each Sublicensee during the relevant calendar quarter.
8.9 DAS Product Milestone Payments
          (a) Subject to Sections 8.9(c), 8.9(d), 8.9(e) and 8.9(f), for each GMO Product, DAS shall make the milestone payments set forth below to Sangamo within thirty (30) days after the achievement of each of the following events:
               (i) *** dollars ($***)upon first filing for Regulatory Approval for such GMO Product;
               (ii) *** dollars ($***)upon first receipt of Regulatory Approval for such GMO Product; and
               (iii) ***dollars ($***)upon the first anniversary of the Full-scale Product Launch for such GMO Product.

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          (b) Subject to Sections 8.9(c), 8.9(d), 8.9(e) and 8.9(f), for each Non-GMO Product, DAS shall make the milestone payments set forth below to Sangamo within thirty (30) days after the achievement of each of the following events:
               (i) *** dollars ($***)upon first seeking ***for such***;
               (ii) ***dollars ($***)upon satisfaction of *** for such ***; and
               (iii) ***dollars ($***)upon the first anniversary of the Full-scale Product Launch for such***.
          (c) The series of product milestone payments specified in Sections 8.9(a) or 8.9(b) will be applicable for each Major Crop in which a given Trait is inserted, but product milestone payments under this Section 8.9 will not apply to (i) insertions of a Trait in any crop other than a Major Crop to the extent that product milestone payments have already been made for that Trait under Section 8.9(a) or 8.9(b), or (ii) subsequent insertions of a Trait in a particular Major Crop to the extent that product milestone payments were previously made for insertion of that Trait in that Major Crop.
          (d) product milestone payments applicable to a Stacking Crop Product will be *** percent (***%) of those specified in Sections 8.9(a) and 8.9(b).
          (e) ***Products, ***Products, and ***Products will not bear product milestone payments.
          (f) The applicability and amount, if any, of product milestone payments for any Licensed Product that does not fall within the definitions of Crop Product, Animal Health Product, Human Health Product, and Industrial Product will be determined pursuant to Section 8.17.
          (g) All DAS Product milestone payments made by DAS to Sangamo pursuant to this Section 8.9 shall be noncreditable and nonrefundable.

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     8.10 DAS Product Royalties.
          (a) Crop Products. DAS shall pay royalties to Sangamo at the rate of (i) *** percent (***%) of Net Average Trait Value of each Trait Crop Product and (ii) *** percent (***%)of Net Average Trait Value of each Stacking Crop Product. For each Crop Product for which the Net Average Trait Value is not determinable (because consumers are unwilling to pay separately for it, e.g. drought tolerance), but the applicable Trait will help preserve or expand sales, DAS shall pay Sangamo $*** per acre of Crop Product (this is equivalent, for example, to $*** per unit of corn, $*** per bag of canola, and $*** per bag of cotton).
          (b) Animal Health Products. DAS shall pay royalties to Sangamo at the rate of *** percent (***%) of Net Sales of each Animal Health Product (including Food Safety Products).
          (c) Industrial Products. DAS shall pay royalties to Sangamo at the rate of *** percent (***%) of Net Sales of each Industrial Product.
          (d) Human Health Products. DAS shall pay royalties to Sangamo at the rate of ***percent (*** %) of Net Sales of each Human Health Product.
          (e) Other Licensed Products. The applicability and rate, if any, of product royalty for any Licensed Product that does not fall within the definitions of Crop Product, Animal Health Product, Human Health Product, and Industrial Product will be determined pursuant to Section 8.17.
          (f) All royalties due under this Section 8.10 shall be paid annually, on a country-by-country basis, within sixty (60) days of the end of the relevant year for which royalties are due. Such royalty payments shall be nonrefundable and shall not be creditable against future Minimum Annual Payments.
          (g) Sangamo’s right to receive royalties under this Section 8.10 shall expire on a product-by-product and country-by-country basis upon expiration of the last to expire

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Sangamo Patent that claims the DAS Product or the ZFP Product used in the creation of such DAS Product or in the manufacture, use or sale of such DAS Product or ZFP Product.
          (h) Notwithstanding Section 8.10(g), DAS will pay a royalty to Sangamo under this Section 8.10 for sales in any foreign country where Sangamo lacks patent protection until expiration of the last to expire U.S. Sangamo Patent that claims the DAS Product or the ZFP Product used in the creation of such DAS Product or in the manufacture, use or sale of such DAS Product or ZFP Product. However, if a Third Party enters the market in that foreign country with a product that (i) was created or made using a ZFP Product, and (ii) contains a competing Trait in the same crop as such DAS Product, then the royalty rate for sales of that DAS Product will be reduced by ***percent ***%) in that country for so long as such Third Party continues to market such product in such country.
          (i) Each royalty payment shall be accompanied by a statement that includes sufficient information for Sangamo to understand DAS’s calculation of such royalty payment, including without limitation the number, description, and aggregate Net Average Trait Value or Net Sales, by country, of each DAS Product sold during the relevant calendar year.
          (j) Royalties on Trait License Revenue. When DAS licenses a DAS ZFP Trait to Third Parties, DAS will report the cash consideration received from the licensees for such DAS ZFP Trait and/or Licensed Products containing such DAS ZFP Trait, and shall pay royalties to Sangamo on such consideration, as if it were Net Average Trait Value or Net Sales (as applicable), at the rate set forth in this Section 8.10 for the applicable product category. DAS shall continue to have the obligations set forth in Section 8.11 with respect to such Licensed Products as if such products were DAS Products.
     8.11 Payments for Third Party Licenses.
          (a) Third Party Licenses in Effect on Effective Date. Sangamo (and not DAS) shall be responsible for paying all milestones, royalties and other compensation owed to Third Parties pursuant to Third Party Licenses identified in Exhibit C as of the Effective Date

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(including any post Effective Date amendments of such Third Party Licenses) on account of the generation, development and/or commercialization of Licensed Products by DAS, its Affiliates and sublicensees and the sale at cost by DAS or its Affiliates of ZFP Products Manufactured by DAS or its Affiliates. DAS shall provide and shall require its Affiliates and sublicensees to provide Sangamo, at least ten (10) days in advance of the applicable due date, with all information reasonably required by or useful to Sangamo to (i) ascertain when milestone payments are owed under Third Party Licenses, (ii) calculate the amounts of royalty payments due under Third Party Licenses, and (iii) provide required reports.
          (b) Third Party Licenses First Entered into after the Effective Date. DAS shall be responsible for paying all milestones, royalties and other compensation owed to Third Parties pursuant to Third Party Licenses entered into after the Effective Date (and licensed to DAS pursuant to Section 2.6(b)) on account of the generation, development and/or commercialization of DAS Products by DAS, its Affiliates and sublicensees and the sale at cost by DAS or its Affiliates of ZFP Products Manufactured by DAS or its Affiliates. DAS shall pay to Sangamo such amounts owed to Third Parties pursuant to Third Party Licenses and shall provide Sangamo with any corresponding reports at least ten (10) days in advance of the applicable due date. Provided it receives such items in a timely manner, Sangamo shall pay such amounts to, and file such reports with, the applicable Third Party on or before the applicable due date.
          (c) Licensing Program. Unless otherwise agreed in writing, DAS shall structure each Technology License so that the Sublicensee shall be responsible for paying all milestones, royalties and other compensation owed to Third Parties pursuant to Third Party Licenses referred to in Section 8.11(b) on account of the generation, development and/or commercialization of Licensed Products arising from such Sublicensee’s activities in the Field. DAS shall collect the relevant payments and reports from Sublicensees and shall pay to Sangamo all amounts owed to Third Parties pursuant to Third Party Licenses referred to in Section 8.11(b) and shall provide Sangamo with any corresponding reports at least ten (10) days in advance of the applicable due date. Provided it receives such items in a timely manner, Sangamo shall pay such amounts to, and file such reports with, the applicable Third Party on or before the applicable due date.

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          (d) Sublicense Issuance and Maintenance Fees. DAS shall be responsible for all sublicense issuance and maintenance fees owed to Third Parties pursuant to Third Party Licenses referred to in Section 8.11(b) on account of DAS’s licenses in Section 2.1. Each Sublicensee shall be responsible for all sublicense issuance and maintenance fees owed to Third Parties pursuant to Third Party Licenses referred to in Section 8.11(b) on account of such Sublicensee’s Technology License. DAS shall collect such payments from such Sublicensees and shall pay such amounts, plus the amounts due on account of DAS’s licenses in Section 2.1, to Sangamo at least ten (10) days before the applicable due date.
          (e) Upfront Fees. Unless otherwise agreed in writing, the Parties shall share *** any upfront fees associated with Third Party Licenses referred to in Section 8.11(b).
     8.12 Payment Method. All payments due under this Agreement to Sangamo shall be made by bank wire transfer in immediately available funds to an account designated by Sangamo. All payments hereunder shall be made in United States dollars.
     8.13 Taxes. Sangamo shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, DAS will (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Sangamo within thirty (30) days following that tax payment.
     8.14 Foreign Exchange. Conversion of sales recorded in local currencies to United States dollars will be performed in a manner consistent with DAS’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.
     8.15 Records; Inspection. DAS shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will open for inspection during such

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three (3) year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. Inspections conducted under this Section 8.15 shall be at the expense of Sangamo, unless a variation or error producing an increase exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by DAS. DAS shall promptly pay to Sangamo any unpaid amounts (plus interest) that are discovered as a result of an inspection hereunder.
     8.16 Interest. If DAS fails to make any payment due to Sangamo under this Agreement, then interest shall accrue on a daily basis at a rate equal to *** percent (***%) above the then-applicable prime commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.
     8.17 Negotiation of Compensation for Other Licensed Products. In the event that DAS develops a Licensed Product that does not fall within the definitions of Crop Product, Animal Health Product, Human Health Product, or Industrial Product, the Parties will discuss in good faith an amendment to this Agreement to provide a fair and reasonable financial return to Sangamo based on industry norms for that type of product, which return may include product milestone payments and product royalty payments. Such discussions will be initiated before DAS advances the Licensed Product from its discovery research phase to its product development phase. If the Parties are unable to agree on the applicability or amounts of such payments, the dispute will be referred, upon written notice by either Party, to the CEOs. Within twenty (20) days after such notice, the CEOs shall meet for attempted resolution by good faith negotiations. If the CEOs are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, then either Party may seek to have such dispute finally settled by a single arbitrator under the rules of the American Arbitration Association applicable to expedited arbitrations. The amounts to be paid by DAS to Sangamo with respect to the development and commercialization of a Licensed Product to which this Section 8.17 pertains shall be agreed upon by the Parties or resolved by the dispute resolution procedures set forth

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herein and set forth in an amendment to this Agreement prior to the first commercial sale of such Licensed Product. DAS shall refrain from making such a first commercial sale until such amendment is executed by both Parties.
ARTICLE 9
INTELLECTUAL PROPERTY
9.1 Disclosure of Inventions; Ownership of Intellectual Property.
          (a) At a regular interval to be agreed by the Parties (but no less than two times per year), the Parties shall disclose to each other the making, development, conception, or reduction to practice of all Improvements, Product Specific Inventions, and Program Inventions, to extent that any of the foregoing were made, developed, conceived, or reduced to practice since the previous new invention disclosure.
          (b) Ownership of the Sangamo Know-How and Sangamo Patents shall be and remain vested at all times in Sangamo.
          (c) DAS shall own any Product Specific Invention that relates to a DAS Product.
          (d) DAS Improvements and DAS Improvement Patents shall be owned by DAS (subject to Sangamo’s world-wide, royalty-free, exclusive license for all uses outside the Field, including the right to sublicense, which it shall have pursuant to Section 2.3(b)).
          (e) Joint Inventions and Joint Patents shall be jointly owed by DAS and Sangamo, with each Party having an undivided one-half interest in each Joint Invention and Joint Patent. Each Party may practice and grant licenses under each Joint Invention and Joint Patent without the consent of, or a duty of accounting to, the other Party, provided that such practice and licenses are consistent with such Party’s rights under this Agreement. Without limiting the generality of the foregoing, DAS’s rights in the Joint Inventions and Joint Improvements shall be subject to Sangamo’s world-wide, royalty-free, exclusive license for all uses outside the Field,

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including the right to sublicense, which it shall have pursuant to Section 2.3(b).
          (f) Ownership of Improvements made by Sublicensees pursuant to Technology Licenses will be governed by the applicable Technology License, but shall in every case be subject to Sangamo’s world-wide, royalty-free, exclusive license for all uses outside the Field, including the right to sublicense, which it shall have pursuant to Section 5.2(d).
          (g) Program Inventions and Program Patents (other than Joint Program Inventions and Joint Program Patents, which are addressed in Section 9.1(e)) shall be owned in accordance with inventorship, subject to the licenses the Parties have granted to each other pursuant to this Agreement.
     9.2 Employees; Cooperation.
          (a) Each Party represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party all inventions (and all related intellectual property) made or conceived by such employee or other person during and in connection with the Collaboration. The Parties agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such inventions.
          (b) The Party responsible for filing, prosecution, or maintenance of a particular Field-Specific Sangamo Patent, Program Patent, or Improvement Patent pursuant to Section 9.3(b)(i), 9.4, or 9.5 (the “Filing Party”) shall consult with and keep other Party (the “Non-Filing Party”) fully informed of all issues relating to the preparation, filing, prosecution and maintenance of such patent, and shall furnish to the Non-Filing Party copies of all documents received from, and filed in, the applicable Patent Office. The Filing Party shall provide to the Non-Filing Party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the Non-Filing Party, and the Filing Party shall consider such comments in good faith.
     9.3 Filing, Prosecution and Maintenance of Sangamo Patents.

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          (a) Except as set forth in Section 9.3(b), Sangamo shall, as between the Parties, have the sole right to file, prosecute, and/or maintain the Sangamo Patents, including Sangamo Program Patents, at its sole discretion, for which it shall bear all associated costs and expenses.
          (b) Solely following the end of the Option Period (but ending upon the termination of this Agreement), the following rights and obligations shall apply:
               (i) As between the Parties, DAS shall have the first right to file, prosecute, and/or maintain all Field Specific Sangamo Patents, for which it shall bear all associated costs and expenses. DAS shall have the right to select the countries in which it files, continues to prosecute, or maintain the Field Specific Sangamo Patents. Should DAS decide not to file or continue prosecuting or maintaining a particular Field Specific Sangamo Patent, it shall notify Sangamo in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, Sangamo shall have the right, but not the obligation, to assume such filing, prosecution and maintenance at its sole cost and expense.
               (ii) As between the Parties, Sangamo shall have the first right to file, prosecute, and/or maintain all Generally Applicable Sangamo Patents, for which it shall bear all associated costs and expenses. Sangamo shall use commercially reasonable efforts to conduct its filing and prosecution of Generally Applicable Sangamo Patents so as to obtain broad patent protection in the Field where commercially reasonable and available. Should Sangamo decide not to file or continue prosecuting or maintaining a particular Generally Applicable Sangamo Patent, it shall notify DAS in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, to the extent that no Third Party has a right to assume the prosecution and maintenance of such Generally Applicable Sangamo Patent, DAS may assume such prosecution and maintenance at its sole cost and expense.
          (c) DAS’s rights under this Section 9.3 with respect to any Sangamo Patent licensed to Sangamo by a Third Party shall be subject to the rights of such Third Party to file, prosecute, and/or maintain such Sangamo Patent.

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     9.4 Filing, Prosecution and Maintenance of DAS Improvement Patents and DAS Program Patents. DAS shall have the first right to file, prosecute, and/or maintain all DAS Improvement Patents and DAS Program Patents, for which it shall bear all associated costs and expenses. Should DAS decide not to file or continue prosecuting or maintaining a particular DAS Program Patent or DAS Improvement Patent, it shall notify Sangamo in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, Sangamo shall have the right, but not the obligation, to assume such filing, prosecution and maintenance at its sole cost and expense.
     9.5 Filing, Prosecution and Maintenance of Joint Patents.
          (a) Sangamo shall have the first right to file, prosecute, and/or maintain all Joint Patents (including Joint Program Patents and Joint Improvement Patents), the claims of which are not specific to the Field, for which it shall bear all associated costs and expenses. Should Sangamo decide not to file or continue prosecuting or maintaining a particular Joint Patent, it shall notify DAS in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, DAS shall have the right, but not the obligation, to assume such filing, prosecution and maintenance at its sole cost and expense.
          (b) DAS shall have the first right to file, prosecute, and/or maintain all Joint Patents (including Joint Program Patents and Joint Improvement Patents), the claims of which are specific to the Field, for which it shall bear all associated costs and expenses. Should DAS decide not to file or continue prosecuting or maintaining any such patent, it shall notify Sangamo in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, Sangamo shall have the right, but not the obligation, to assume such filing, prosecution and maintenance at its sole cost and expense.
9.6 Enforcement and Defense of Sangamo Patents
          (a) If either Party becomes aware of any Third Party activity in the Field that infringes a Sangamo Patent, or any allegation by a Third Party that a Sangamo Patent is invalid or unenforceable (collectively, for the purpose of this Section 9.6, “Infringement”), then that Party shall give prompt written notice to the other Party regarding such Infringement.

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          (b) With respect to any Infringement of a Generally Applicable Sangamo Patent:
               (i) As between the Parties, Sangamo shall have the first right, but not the obligation, to attempt to resolve such Infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice.
               (ii) If Sangamo fails to resolve such Infringement or to initiate or defend a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 9.6(a), then upon DAS’s request and Sangamo’s written consent (not to be unreasonably withheld), DAS shall have the right, but not the obligation, to attempt to resolve such Infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If DAS institutes such a suit with respect to a Generally Applicable Sangamo Patent designated as a Core Sangamo Patent, it shall have the right to set off twenty-five percent (25%) of its litigation costs directly associated with such action against any payments owed to Sangamo.
          (c) With respect to any Infringement of a Field Specific Sangamo Patent:
               (i) DAS shall have the right, but not the obligation, to attempt to resolve such Infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice, but only to the extent that Sangamo would otherwise have the right to enforce such Field Specific Sangamo Patent.
               (ii) If DAS fails to resolve such Infringement or to initiate or defend a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 9.6(a), then Sangamo shall have the right, but not the obligation, to attempt to resolve such Infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice.
          (d) In any event, the Party not bringing an infringement action under this Section 9.6 agrees to be joined as a party to the suit, at the request and expense of the Party bringing such action, and to provide reasonable assistance in any such action, at the requesting Party’s expense. Neither Party shall settle or otherwise compromise any such action in a way

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that adversely affects the other Party’s intellectual property rights without such Party’s prior written consent.
          (e) Any amounts recovered by the Party taking an action pursuant to this Section 9.6, whether by settlement or judgment, shall be allocated first to reimburse the Party taking such action for any costs and expenses incurred and, second, to reimburse Sangamo for any set offs taken by DAS, pursuant to subsection (b)(ii) above, against payments otherwise due to Sangamo. Any remaining recovery shall be shared by the Parties in proportion to the percentage of litigation expenses funded by each Party. Any set offs taken by DAS pursuant to subsection (b)(ii) above shall be treated as a funding of litigation expenses by Sangamo.
          (f) DAS’s rights under this Section 9.6 with respect to any Sangamo Patent licensed to Sangamo by a Third Party shall be subject to the rights of such Third Party to enforce such Sangamo Patent and/or defend against any claims that such Sangamo Patent is invalid or unenforceable.
     9.7 Enforcement and Defense of DAS Improvement Patents and DAS Program Patents
          (a) If either Party becomes aware of any Third Party activity that infringes a DAS Improvement Patent or DAS Program Patent or any allegation by a Third Party that such a DAS Improvement Patent or DAS Program Patent is invalid or unenforceable, then that Party shall give prompt written notice to the other Party regarding such infringement.
          (b) With respect to infringement involving Third Party activity outside the Field or any allegation that a DAS Improvement Patent or DAS Program Patent is invalid or unenforceable (subject to Section 9.7(d)), DAS shall have the first right, but not the obligation, to attempt to resolve such infringement or allegation, whether by settlement or judgment. If DAS fails to resolve such infringement or to initiate or defend a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 9.7(a), then Sangamo shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice.

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          (c) With respect to infringement involving Third Party activity solely in the Field, DAS shall have the right, but not the obligation, to attempt to resolve such infringement or allegation, whether by settlement or judgment.
          (d) A Party’s right to initiate a patent infringement suit under this Section 9.7 shall include the right to resolve any allegation that a Improvement Patent is invalid or unenforceable brought as a counterclaim in such suit.
          (e) In any event, the Party not bringing an infringement action under this Section 9.7 agrees to be joined as a party to the suit, at the request and expense of the Party bringing such action, and to provide reasonable assistance in any such action, at the requesting Party’s expense. Neither Party shall settle or otherwise compromise any such action in a way that adversely affects the other Party’s intellectual property rights without such Party’s prior written consent.
          (f) Any amounts recovered by the Party taking an action pursuant to Section 9.7(b), whether by settlement or judgment, shall be allocated first to reimburse the Party taking such action for any costs and expenses incurred and, any remaining recovery shall be shared by the Parties in proportion to the percentage of litigation expenses funded by each Party.
     9.8 Enforcement and Defense of Joint Patents.
          (a) If either Party becomes aware of any Third Party activity that infringes a Joint Patent, or any allegation by a Third Party that a Joint Patent is invalid or unenforceable, then that Party shall give prompt written notice to the other Party regarding such infringement.
          (b) With respect to infringement of a Joint Patent involving Third Party activity outside the Field:
               (i) Sangamo shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If Sangamo institutes such a suit with respect to a Joint Patent, it will do so at its expense, and will be entitled to keep all recoveries.

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               (ii) If Sangamo fails to resolve such infringement or to initiate or defend a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 9.8(a), then DAS shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If DAS initiates such a suit with respect to a Joint Patent it will do so at its own expense, and will be entitled to keep all recoveries.
          (c) With respect to infringement of a Joint Patent involving Third Party activity in the Field or any allegation that a Joint Patent is invalid or unenforceable (subject to Section 9.8(d)):
               (i) DAS shall have the right, but not the obligation, to attempt to resolve such infringement or allegation by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If DAS institutes such a suit with respect to a Joint Patent, it will do so at its expense, and will be entitled to keep all recoveries.
               (ii) If DAS fails to resolve such infringement or allegation or to initiate or defend a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 9.8(a), then Sangamo shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If Sangamo initiates such a suit with respect to a Joint Patent it will do so at its own expense, and will be entitled to keep all recoveries.
          (d) Notwithstanding Section 9.8(c), a Party’s right to initiate a patent infringement suit under this Section 9.8 shall include the right to resolve any allegation that a Joint Patent is invalid or unenforceable brought as a counterclaim in such suit.
          (e) In any event, the Party not bringing an infringement action under this Section 9.8 agrees to be joined as a party to the suit, at the request and expense of the Party bringing such action, and to provide reasonable assistance in any such action, at the requesting

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Party’s expense. Neither Party shall settle or otherwise compromise any such action in a way that adversely affects the other Party’s intellectual property rights without such Party’s prior written consent.
     9.9 Defense of Third Party Infringement Claims. If a Third Party asserts that a patent or other right Controlled by it is infringed by activities in the Field or a Party becomes aware of a patent or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail. The Parties shall discuss the merits of such claim or potential claims and shall attempt in good faith to mutually agree whether to obtain a license from such Third Party and whether to make any modifications to the Research Plan or the Licensing Program. If the intellectual property pertains to ZFP Products both inside and outside the Field, then, as between the Parties, Sangamo shall be the party that enters into any license agreement with such Third Party and DAS shall be entitled to a sublicense in the Field under such license agreement (or any license agreement entered into by Sangamo hereunder that pertains to ZFP Products in the Field) if it follows the procedures therefor set forth in Section 2.6(b). Neither Party shall be required to conduct any work under this Agreement which it believes in good faith may infringe Third Party patent or other intellectual property rights. Except as set forth in Article 13 or otherwise agreed in writing by the Parties, each Party shall control and bear the expense of its own defense of such Third Party claim.
ARTICLE 10
CONFIDENTIALITY
     10.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information” for all purposes hereunder. The Parties agree that during the term of this Agreement and for a period of seven (7) years thereafter, a Party receiving Confidential Information of the other Party will (i) use commercially reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential

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Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (ii) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this subsection (ii) shall not create or imply any rights or licenses not expressly granted under Article 2).
     10.2 Exceptions. The obligations in Section 10.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:
          (a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or
          (b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or
          (c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or
          (d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or
          (e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information.
     10.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:
          (a) Disclosures required by operation of law or court order (provided the Party required to disclose Confidential Information belonging to the other Party gives the other Party as much prior notice as is reasonably practicable and discloses only such information as it is obligated to); and

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          (b) Disclosures in connection with the performance of this Agreement to Affiliates, potential collaborators, partners, and licensees, research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.
The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section 10.3(b) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, shall provide the other Party with an opportunity to review and comment on such Party’s proposed redactions, and shall give due consideration to any such comments, and shall use commercially reasonable efforts to obtain acceptance of redactions reasonably requested by the other Party. With respect to any Third Party License that requires Sangamo to provide to the applicable Third Party licensor a copy of this Agreement or a summary of the terms of this Agreement, Sangamo may provide such copy or summary to such Third Party licensor.
In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.
     10.4 Termination of Prior Agreements. This Agreement supersedes the Secrecy Agreements between Sangamo and DAS dated June 13, 2005, as amended, and August 15, 2002. All Information exchanged between the Parties under such earlier agreements shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 10.
     10.5 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit E. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however,

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that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.
     10.6 Publications. Neither Party shall publish or present the results of studies carried out under this Agreement during the Option Period without the opportunity for prior review by the other Party. This obligation is limited to publications or presentations that reveal that ZFP Products or use thereof are connected with the subject matter being published; it would not apply, for example, to publication of the results of testing a Trait if it is not revealed that the Trait is the result of using zinc finger technology. Subject to Section 10.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to the Field at least thirty (30) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material related to such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JSC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 10.1.
     10.7 Patents. If disclosure of Confidential Information of one Party is necessary or useful in prosecution of a patent application being prosecuted by the other Party, the Party to whom the Confidential Information belongs will, on request, consider permitting use of the information and will provide the requesting party with a decision without undue delay.
ARTICLE 11
TERM AND TERMINATION

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     11.1 Term. This Agreement shall become effective on the Effective Date and shall expire upon the last payment obligation as provided in Sections 8.5 and 8.8-8.11, unless earlier terminated in accordance with Section 11.2, 11.3, 11.4 or 11.6. Termination of the Subsequent Research Term pursuant to Section 4.1 shall not constitute termination of this Agreement, although termination of this Agreement shall result in termination of the Research Term. Termination of the Licensing Program pursuant to Section 11.5 shall not constitute termination of this Agreement, although termination of this Agreement shall result in termination of the Licensing Program.
     11.2 Termination after Critical Review of Research Program. This Agreement may be terminated by DAS by written notice to Sangamo if the critical review of the Research Program pursuant to Section 3.5(c)(x) leads to a finding that exercise of the Option is highly unlikely, provided that such written notice is received by Sangamo prior to the end of the eighth calendar quarter of the Initial Research Term. Such termination shall be effective as of the end of the eighth calendar quarter of the Initial Research Term and shall have the following effect:
          (a) all licenses and rights granted to DAS under this Agreement (including without limitation the licenses and rights set forth in Section 2.1) shall terminate;
          (b) all research licenses granted by DAS pursuant to Section 2.1(a)(ii) shall terminate;
          (c) DAS shall promptly assign to Sangamo all Technology Licenses then in effect that satisfy Section 11.8. Sangamo may also request assignment of Technology Licenses that do not satisfy Section 11.8, in which case DAS will also make such requested assignments. DAS shall promptly transfer to Sangamo all Information necessary for Sangamo to take over all obligations in Technology Licenses for which Sangamo requests assignment. Sangamo shall be entitled to receive and keep one hundred percent (100%) of all payments made by the relevant Sublicensee after such assignment, and Sangamo shall not have any obligation to share any portion of such payments with DAS;
          (d) with respect to each Technology License then in effect that does not satisfy Section 11.8 and for which Sangamo has not requested assignment, DAS shall continue to

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perform all obligations under such Technology License and shall pay to Sangamo all payments (or other consideration) made by the relevant Sublicensee after the termination effective date, provided that DAS shall be entitled to retain, from such payments (or other consideration), an amount equal to DAS’s documented out-of-pocket and personnel costs incurred in the course of performing such obligations;
          (e) DAS shall assign to Sangamo DAS’s entire right, title and interest in and to the Program Inventions and Improvements made during the Option Period (and all patents and patent applications claiming such Program Inventions and Improvements), and the license granted to Sangamo under Section 2.3(b) shall terminate solely with respect to such Program Inventions, Improvements, patents, and patent applications;
          (f) DAS shall grant to Sangamo and its Affiliates a worldwide, fully paid, perpetual, irrevocable, non-exclusive license (with the right to sublicense) to practice the DAS Improvements and DAS Program Inventions (and any patents and patent applications claiming DAS Improvements and DAS Program Inventions) (in each case, to the extent not assigned to Sangamo under Section 11.2(e)), for all purposes in the Field; and
          (g) DAS shall provide Sangamo with a complete and accurate list of (i) all projects in which DAS, a DAS Affiliate, or a Sublicensee (to the extent of DAS’s knowledge) practiced the Sangamo Technology in the Field prior to the termination effective date and (ii) all Licensed Products in existence as of the effective date of termination.
     11.3 Termination at End of Initial Research Term. If Sangamo does not receive an Option Exercise Notice and the fee set forth in Section 8.6 before the end of the Initial Research Term, then this Agreement shall automatically terminate on the third anniversary of the Effective Date. Such termination shall have the same effects as set forth in Section 11.2.
     11.4 Termination at Will. At any time after Sangamo’s receipt of the Option Exercise Notice and the fee set forth in Section 8.6, DAS may terminate this Agreement in its entirety by providing sixty (60) days written notice thereof to Sangamo. Such termination shall have the same effect as set forth in Section 11.2; provided, however, that DAS may continue to make and sell any DAS Product that was commercialized prior to the termination for so long as

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DAS continues to pay the applicable milestones and royalties due under Article 8.
     11.5 Termination of Licensing Program. At any time after the earlier of the expiration of the last Core Patent or January 1, 2019, DAS may terminate the Licensing Program by providing sixty (60) days written notice thereof to Sangamo. Termination of the Licensing Program pursuant to this Section 11.5 shall not constitute termination of this Agreement but shall have the following effects:
          (a) except as provided in this Section 11.5, the licenses and rights set forth in Sections 2.1(a)(ii), 2.1(a)(iii), 2.1(b)(i)(2), and all provisions of Article 5 shall terminate, and DAS shall no longer have the right to grant Technology Licenses or research licenses pursuant to Section 2.1(a)(ii), or to Manufacture ZFP Products for sale to Sublicensees;
          (b) the licenses set forth in Sections 2.1(a)(i) and 2.1(b)(ii) shall remain in effect, and DAS’s rights and obligations with respect to DAS Products, including without limitation those rights and obligations set forth in Article 6 and Sections 8.5 and 8.8-8.11, shall remain in effect;
          (c) DAS shall no longer have the obligation to make minimum annual payments pursuant to Section 8.7;
          (d) DAS shall continue to have the right pursuant to Section 2.1(b)(i)(1) to Manufacture ZFP Products for its own use in the Field and Sangamo will remain obligated to supply ZFP Products to DAS for DAS’s use in the Field on the terms described in Article 7;
          (e) all research licenses granted by DAS pursuant to Section 2.1(a)(ii) shall terminate;
          (f) DAS shall promptly assign to Sangamo all Technology Licenses then in effect that satisfy Section 11.8. Sangamo may also request assignment of Technology Licenses that do not satisfy Section 11.8, in which case DAS will also make such requested assignments. DAS shall promptly transfer to Sangamo all Information necessary for Sangamo to take over all obligations in Technology Licenses for which Sangamo requests assignment. Sangamo shall be entitled to receive and keep one hundred percent (100%) of all payments made by the relevant

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Sublicensee after such assignment, and Sangamo shall not have any obligation to share any portion of such payments with DAS; and
          (g) with respect to each Technology License then in effect that does not satisfy Section 11.8 and for which Sangamo has not requested assignment, DAS shall continue to perform all obligations under such Technology License and shall pay to Sangamo all payments (or other consideration) made by the relevant Sublicensee after the termination effective date, provided that DAS shall be entitled to retain, from such payments (or other consideration), an amount equal to DAS’s documented out-of-pocket and personnel costs incurred in the course of performing such obligations.
     11.6 Termination for Material Breach.
          (a) If either Party believes that the other Party is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches other than a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have sixty (60) days to either cure such breach. For any breach arising from a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have thirty (30) days to cure such breach.
          (b) If the Party receiving notice of breach fails to cure such breach within the 60-day period or 30-day period (as applicable), the Party originally delivering the notice may terminate this Agreement upon written notice.
          (c) If a Party gives notice of termination under this Section 11.6 and the other Party disputes in good faith whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 14.1. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective if the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process under Section 14.1 within the time period set forth in Section 11.6 for the applicable breach following

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such determination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.
          (d) Termination of this Agreement pursuant to this Section 11.6 shall have the following effects:
               (i) all licenses granted to DAS under this Agreement (including without limitation the licenses set forth in Section 2.1) shall terminate; provided, however, such licenses shall continue solely to the extent necessary for DAS to satisfy its obligations under this Section 11.6(d);
               (ii) the rights and obligations of the Parties set forth in Sections 11.2(b), 11.2(c), 11.2(d), and 11.2(g) shall apply; and
               (iii) if terminated as a result of breach by DAS, the rights and obligations of the Parties set forth in Sections 11.2(e) and 11.2(f) shall also apply.
     11.7 Effect of Termination; Survival.
          (a) In addition to the specific items identified as effects of termination pursuant to Section 11.2, 11.3, 11.4, or 11.6, the following provisions of this Agreement shall survive any expiration or termination of this Agreement, regardless of cause: Sections 2.3(b) (except as set forth in Section 11.2(e)), 2.5, 7.3 (solely with respect to the final sentence thereof), 8.15, 9.1 (other than 9.1(a) and except to the extent that such ownership was transferred to Sangamo pursuant to Section 11.2, 11.3, 11.4, or 11.6), 9.2(b) (but only as relates to Sections 9.4 and 9.5), 9.4 (but only to the extent Sangamo retains an exclusive license under the DAS Improvement Patents and/or DAS Program Patents), 9.5, 9.7 (but only to the extent Sangamo retains an exclusive license under the DAS Improvement Patents and/or DAS Program Patents), 9.8, 11.2, 11.3, 11.4, 11.6, 11.7, 14.1, 14.2, 14.3, 14.6, 14.8, 14.16, and 14.18, and Articles 10 and 13.
          (b) In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude

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either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
          (c) In the event this Agreement is terminated pursuant to Section 11.2, 11.3, 11.4, or 11.6, DAS shall cease, and shall cause its Affiliates and sublicensees (other than Sublicensees under Technology Licenses that continue in effect) to cease, all development and commercialization (except commercialization explicitly permitted by Section 11.4) of DAS Products and Licensed Products based on DAS ZFP Traits, and DAS shall not use or practice, nor shall it cause or permit any of its Affiliates or such sublicensees to use or practice, directly or indirectly, any Sangamo Technology, except to the extent necessary for DAS to satisfy its obligations under Section 11.2, 11.3, 11.4, or 11.6, as applicable
     11.8 Upon termination of the Agreement pursuant to Section 11.2, 11.3, 11.4, or 11.6 or termination of the Licensing Program pursuant to Section 11.5, Sangamo will accept assignment of Technology Licenses provided:
          (a) The only obligations pertain to Manufacturing and supplying ZFP Products;
          (b) The Technology License limits the supply obligation to reasonable quantities and timing; and
          (c) The Technology License provides that Sangamo will be reimbursed for costs and receive a financial return in the form of a product royalty.
ARTICLE 12
REPRESENTATIONS, WARRANTIES, AND COVENANTS
     12.1 Mutual Authority. Sangamo and DAS each represents and warrants to the other that: (i) it has the authority and right to enter into and perform this Agreement, (ii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with

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its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (iii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.
     12.2 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates in the Research Program, the Licensing Program, or otherwise in connection with a Party’s obligations under this Agreement, (i) the restrictions of this Agreement which apply to the activities of a Party under this Agreement shall apply equally to the activities of such Affiliate, and (ii) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 2) as if such intellectual property had been developed by the Party.
     12.3 Third Party Rights. Except as already disclosed, each Party represents and warrants to the other Party that, to its knowledge as of the Effective Date, its performance of work under the Collaboration as contemplated by this Agreement will not infringe the patent, trade secret or other intellectual property rights of any Third Party.
     12.4 Notice of Infringement or Misappropriation. Each Party represents and warrants to the other Party that, as of the Effective Date, it has no knowledge of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology to be used in connection with the Collaboration.
     12.5 Additional Representations, Warranties and Covenants of Sangamo.
          (a) Sangamo Know-How. With respect to the following technology developed by Sangamo, solely to the extent that it constitutes Sangamo Know-How (it being understood that such technology also includes inventions for which patents are pending or

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issued):
     ***

     ***

     ***

     ***

     ***

          (b) Sangamo represents and warrants with respect to those items below that pertain to current facts, and covenants with respect to those items below that pertain to future actions:
               (i) that Sangamo has the full right and power to grant to DAS the licenses under such Sangamo Know-How that are granted in Section 2.1 of this Agreement;
               (ii) that such Sangamo Know-How is proprietary to Sangamo, and the conception and development of such Sangamo Know-How by Sangamo has not, to the knowledge of Sangamo as of the Effective Date, constituted or involved the misappropriation of trade secrets of any Third Party;
               (iii) that Sangamo has taken commercially reasonably steps to protect those items within such Sangamo Know-How that Sangamo has decided to maintain as trade secrets, and will continue to take commercially reasonable steps to protect those items within such Sangamo Know-How that Sangamo decides to maintain as trade secrets (it being understood that Sangamo may periodically re-evaluate the value of maintaining such items as trade secrets as opposed to pursuing patent protection therefor or permitting strategic disclosure thereof);
               (iv) that as of the Effective Date, Sangamo is not aware of any additional trade secrets or know-how owned by Sangamo as of the Effective Date that are

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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necessary for the design of ZFP Products for use in the Field, and if Sangamo subsequently discovers such additional trade secrets or know-how, their existence will be disclosed to DAS;
               (v) that if additional trade secrets or know-how that are reasonably necessary or useful for the design of ZFP Products for use in the Field are developed by Sangamo during the Research Term and Sangamo Controls such additional trade secrets or know-how, their existence will be disclosed to DAS;
               (vi) that the Sangamo Know-How that is reasonably necessary or useful for the design of ZFP Products for use in the Field will be fully disclosed to DAS pursuant to Section 7.2, it being the intent that DAS will be as enabled as Sangamo to design and develop ZFP Products for use in the Field;
               (vii) that such Sangamo Know-How can be used to design ZFP Products for use in the Field without infringing any patent or proprietary right (other than one licensed hereunder) of any Third Party;
               (viii) that such Sangamo Know-How together with technology disclosed in Sangamo Patents constitute all Sangamo Technology used by Sangamo during the Research Term for the design of ZFP Products for use in the Field.
          (c) Sangamo Patents. With respect to the Sangamo Patents that are owned by Sangamo, Sangamo represents and warrants with respect to those items below that pertain to current facts, and covenants with respect to those items below that pertain to future actions:
               (i) that it has the right to grant to DAS the licenses under the Sangamo Patents that are granted in Section 2.1 of this Agreement;
               (ii) that it is not aware, as of the Effective Date, of any written assertions of invalidity of those Sangamo Patents that issued prior to the Effective Date, other than the opposition to***;
               (iii) that, as of the Effective Date, it has not withheld any material

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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references during prosecution in the United States of those United States Sangamo Patents that issued prior to the Effective Date;
               (iv) that the conception, development, and reduction to practice of the inventions claimed in the Sangamo Patents has not, to the knowledge of Sangamo as of the Effective Date, constituted or involved the misappropriation or infringement of trade secrets or other intellectual property of any Third Party;
               (v) that, to the knowledge of Sangamo as of the Effective Date, there are no claims, judgments, or settlements relating to the Sangamo Patents to be paid by Sangamo;
               (vi) that, to the knowledge of Sangamo as of the Effective Date, no pending claim has been brought by any person or entity alleging that the Sangamo Patents conflict or interfere with any intellectual property or proprietary right of any Third Party;
               (vii) that Sangamo is not aware, as of the Effective Date, of any infringement of the Sangamo Patents by a Third Party, other than those disclosed to DAS in response to its Due Diligence Requests.
          (d) Third Party Licenses. With respect to the Third Party Licenses set forth in Exhibit C as of the Effective Date, Sangamo represents and warrants with respect to those items below that pertain to current facts, and covenants with respect to those items below that pertain to future actions:
               (i) that, to its knowledge as of the Effective Date, it is not in material breach of its obligations thereunder as of the Effective Date and it will continue to perform all of its obligations thereunder that, if not performed, would have a material adverse effect on DAS’s rights under this Agreement,
               (ii) that if it is unable to fulfill such obligations at any time, it will notify DAS as soon as practicable;
               (iii) that it will not voluntarily terminate any Third Party License without the consent of DAS, such consent not to be unreasonably withheld, and it will use commercially reasonable efforts to cure any material breach of any Third Party License during

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the life of this Agreement;
               (iv) that Sangamo has the right to grant the sublicenses thereunder to DAS that are granted in Section 2.1 of this Agreement;
               (v) that, if DAS cannot grant further sublicenses under a particular Third Party License, then at DAS’s request in conjunction with DAS’s entry into a Technology License, Sangamo will grant a sublicense (within 30 days) under such Third Party License to the Sublicensee for such Technology License on terms that are consistent with such Technology License and Sections 2.1(a)(iii), 2.1(c), 2.6, 8.11 and Exhibit D of this Agreement and that do not provide Sangamo with greater compensation than it would have received had such sublicense been granted by DAS pursuant to such Technology License;
               (vi) that the conception, development, and reduction to practice of the technology licensed in the Field under Third Party Licenses is not known by Sangamo as of the Effective Date to have constituted or involved the misappropriation or infringement of trade secrets or other intellectual property of any Third Party;
     12.6 Future Discussion. On written request by DAS, Sangamo will discuss with DAS an appropriate accommodation (which may involve a reduction in certain future payments owed to Sangamo under this Agreement) to reflect the reduced commercial value of the licenses granted to DAS under this Agreement as a result of:
          (a) failure of Sangamo to consent to DAS’s request, pursuant to Section 9.6(b)(ii), to have the right to attempt to resolve serious and sustained Infringement of Core Patents after Sangamo’s failure to resolve such Infringement or initiate or defend a suit with respect thereto within one hundred twenty (120) days of the notice set forth in Section 9.6(a), wherein such Infringement has a material adverse effect on DAS’s rights under this Agreement;
          (b) activity in the Field by unlicensed Third Parties that does not constitute Infringement and that has a material adverse effect on DAS’s ability to enter into Technology Licenses; or
          (c) issuance of a Necessary Claim, where “Necessary Claim” means a claim

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of an issued United States patent with a patent issuance date after the Effective Date that (i) is not owned, controlled or licensed by Sangamo within six (6) months of such patent issuance date and (ii) is necessarily infringed by DAS’s activities in the Field, wherein a patent claim is necessarily infringed when no technically and commercially reasonable non-infringing alternative for practicing activities within the Field exists or can be developed, and DAS’s inability to practice such activities without infringement has a material adverse effect on DAS’s rights under this Agreement.
          (d) If the Parties cannot agree on applicability of this Section 12.6, or on the appropriate accommodation, the dispute will be referred, upon written notice by either Party, to the CEOs. Within twenty (20) days after such notice, the CEOs shall meet for attempted resolution by good faith negotiations. If the CEOs are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, then either Party may seek to have such dispute finally settled by a single arbitrator under the rules of the American Arbitration Association applicable to expedited arbitrations.
ARTICLE 13
INDEMNIFICATION
     13.1 Mutual Indemnification. Subject to Section 13.3, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Indemnitee as to any such Claim (as defined in this Section 13.1) until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below (collectively, “Damages”) resulting from claims, suits, proceedings or causes of action (“Claims”) brought by such Third Party against such Indemnitee based on: (a) a breach of warranty by the indemnifying Party contained in this Agreement; (b) breach of this Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct

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of a Party, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including without limitation misappropriation of trade secrets).
     13.2 Additional Indemnification by DAS. Subject to Section 13.3, DAS hereby agrees to indemnify, defend and hold harmless Sangamo and its directors, agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting directly or indirectly from (a) the manufacture, use, handling, storage, marketing, sale or other disposition of DAS Products or Licensed Products by DAS, its Affiliates, agents or sublicensees (including Sublicensees); and (b) the manufacture, use, handling, storage, marketing, sale or other disposition of ZFP Products by DAS or its Affiliates or agents. Such indemnity obligation shall not apply to the extent such Losses result from (a) a breach of warranty by Sangamo contained in this Agreement; (b) breach of this Agreement or applicable law by Sangamo; (c) negligence or willful misconduct by Sangamo, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by Sangamo to a Third Party (including without limitation misappropriation of trade secrets).
     13.3 Conditions to Indemnification. As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 13.1 or 13.2. It shall be a condition precedent to an Indemnitee’s right to seek indemnification under such Section 13.1 or 13.2:
          (a) shall inform the indemnifying Party under such applicable Section of a Claim as soon as reasonably practicable after it receives notice of the Claim;
          (b) shall, if the indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this

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Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and
          (c) shall fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Claim.
Provided that an Indemnitee has complied with the foregoing, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Claim. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Claim using attorneys of its/his/her choice and at its/his/her expense. In no event may an Indemnitee settle or compromise any Claim for which it/he/she intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 13.1 or 13.2 as to such Claim shall be null and void.
     13.4 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 13.1 AND 13.2, AND EXCEPT FOR BREACH OF SECTION 10.1 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.
     13.5 Collaboration Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 12

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ABOVE, DAS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY DAS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO SANGAMO PURSUANT TO THE TERMS OF THIS AGREEMENT. EXCEPT AS PROVIDED IN ARTICLE 12 ABOVE, SANGAMO EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, ZFP PRODUCTS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY SANGAMO AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO DAS PURSUANT TO THE TERMS OF THIS AGREEMENT.
ARTICLE 14
MISCELLANEOUS
     14.1 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, other than a dispute addressed in Section 12.6(d) or 14.3 or issues unresolved by the JSC that are submitted for resolution as provided in Section 3.5(d), the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Senior Vice President of Business Development of Sangamo and the Vice President of Research of DAS (or if either foregoing position does not exist at such time, the closest successor in title to such position) (the “Representatives”) and, if not resolved by such Representatives, by referring the disputed matter to the CEOs of the Parties or their designees. Either Party may initiate such informal dispute

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resolution by sending written notice of the dispute to the other Party, and, within twenty (20) days after such notice, the Representatives shall meet for attempted resolution by good faith negotiations. If the Representatives are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, then the CEOs shall meet within twenty (20) days thereafter for attempted resolution by good faith negotiations. If the CEOs are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any United States federal or state court of competent jurisdiction and appropriate venue. To the extent permitted by law, the Party that seeks such judicial resolution hereby consents to the other Party’s forum of choice, provided the choice is limited to California, Indiana, or Delaware.
     14.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of California by residents of the State of Delaware, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction.
     14.3 Patents and Trademarks. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademark rights shall be submitted to a court of competent jurisdiction in the territory in which such patents or trademark rights were granted or arose.
     14.4 Entire Agreement; Amendment. This Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
     14.5 Export Control. This Agreement is made subject to any restrictions concerning

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the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Sangamo or DAS from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.
     14.6 Bankruptcy
          (a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.
          (b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including

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debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 14.6, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.
          (c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 14.6 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.
     14.7 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force

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majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall mean conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.
     14.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Sangamo:	Sangamo BioSciences, Inc.
Point Richmond Tech Center
501 Canal Boulevard, Suite A100
Richmond, California 94804
Attention: Chief Executive Officer

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Marya A. Postner, Esq.

For DAS:	Dow AgroSciences LLC
9330 Zionsville Road
Indianapolis, Indiana 46268
Attention: General Counsel

With a copy to:	Vice President, Plant Genetics & Biotechnology
     14.9 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products and shall make copies of such records available to the other Party upon request.

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     14.10 United States Dollars. References in this Agreement to “dollars” or “$” shall mean the legal tender of the United States of America.
     14.11 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
     14.12 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.12 shall be null and void and of no legal effect.
     14.13 Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.
     14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14.15 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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     14.16 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     14.17 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.
     14.18 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
[Rest of Page Intentionally Left Blank]

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     In Witness Whereof, the Parties have executed this Research and Commercial License Option Agreement in duplicate originals by their proper officers as of the date and year first above written.

Sangamo BioSciences, Inc.		Dow AgroSciences LLC

By:	/s/ Edward Lanphier	By:	/s/ Daniel R. Kittle

Title:	President and CEO	Title:	Vice President, Research and Development

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Exhibit A
Sangamo Patents
Title: ***
Inventor: ***
Owner: ***
Chain of Title: ***

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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Exhibit B
Core Patents
Title: ***
Inventor: ***
Owner: ***
Chain of Title: ***

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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Exhibit C
Third Party Licenses
     Patent License Agreement by and between *** and Sangamo Biosciences, Inc. dated *** and amended***;***; and *** (the “***Agreement”).
     License Agreement by and between ***and Sangamo Biosciences, Inc. dated *** and amended *** (the “***Agreement”).
     License Agreement by and between *** and Sangamo Biosciences, Inc. dated ***and amended ***and *** (the “***Agreement”).

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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Exhibit D
Certain Terms of Third Party Licenses
     DAS hereby agrees to comply, and to cause its applicable sublicensees to comply, with the following referenced provisions of the *** Agreement: Articles 2, 5, 7, 8, 9, 10, 12, 13 and 15. Such provisions are hereby incorporated by reference into this Agreement and are binding upon DAS and such sublicensees as if they were parties to the *** Agreement.
     DAS hereby agrees to comply, and to cause its applicable sublicensees to comply, with the following referenced provisions of the *** Agreement: Articles II, VIII, IX, X, XIII and XV and Paragraphs 5.1 and 5.2. A copy of such provisions is attached to this Agreement as Exhibit F, and such provisions and are binding upon DAS and such sublicensees as if they were parties to the *** Agreement.
     DAS hereby agrees to comply with the following referenced provisions of the *** Agreement: Sections 7.7 and 8.4 and Article 12. Such provisions and are binding upon DAS as if it were a party to the *** Agreement. DAS hereby acknowledges that, pursuant to Section 2.3 of the *** Agreement, DAS does not have the right to grant sublicenses under the intellectual property licensed to Sangamo pursuant to the *** Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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Exhibit E
Press Release

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Exhibit F
Copy of Selected Provisions of *** Agreement
ARTICLE II – GRANT
     2.1 *** hereby grants to LICENSEE the exclusive worldwide right and license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes, including the right to grant sublicenses, subject to 35USC200-211 and the regulations promulgated thereunder, to the end of the term for which the Patent Rights are granted by the applicable governmental authority, unless sooner terminated as hereinafter provided (the “Term”). *** reserves the non-transferable royalty-free right to practice the subject matter of any claim within the Patent Rights for its own internal purposes. If *** leaves ***, he shall have the non-transferable, royalty-free right to practice any claim within the Patent Rights for his own academic purposes.
     2.2 In order to establish a period of exclusivity for LICENSEE, *** hereby agrees that it shall not grant any other license to make, have made, use, lease or sell Licensed Products or to practice Licensed Processes except for its internal research activities during the period of time (the “Exclusive Period”) commencing with the Effective Date of this Agreement and terminating with expiration of the last-to-expire patent licensed under this Agreement, unless converted earlier to a nonexclusive license pursuant to Paragraph 4.4 hereof or pursuant to a requirement by the United States Government in accordance with 35USC200-211.
     2.3 LICENSEE shall have the right to sublicense all or any part of this license. LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to *** of Articles II, VIII, IX, X, XIII, XV, and Paragraphs 5.1 and 5.2 of this Agreement shall be binding upon the sublicensees as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.
     2.4 LICENSEE agrees to forward to *** a copy of any and all fully executed sublicense agreements, and further agrees to forward to ***, quarterly, pursuant to Paragraph 5.2 a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.
     2.5 Subject to Sections 2.6, 2.7 and 15.7 below, the license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A, Appendix B, Appendix C, and Appendix D hereof.
     2.6 *** hereby also grants to LICENSEE a right of first negotiation at then commercially reasonable terms, to obtain an exclusive license to any Inventions, as previously defined, developed during the term of this Agreement and any extension thereof and pursuant to

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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any Research Agreement between the parties hereto (Appendix D). *** shall promptly give LICENSEE written notice of any such Inventions, as defined, and LICENSEE shall have one hundred and twenty (120) days from the date of receipt of such notice to give *** written notice of its intent to exercise such option and complete negotiations. *** shall not negotiate with any third party regarding these Inventions during the period of LICENSEE’S right to negotiate. During the term of this Agreement and any extension thereof, *** shall be free to pursue any scientific investigations of his choice through collaboration with colleagues. Should any such collaboration involve a Licensed Product or Licensed Process, *** will take the initiative of promptly communicating with these colleagues for the purpose of using its reasonable best efforts to have such colleagues agree to be bound by the terms of this Agreement with regard to Licensed Products and Licensed Processes.
     2.7 Appendix B attached hereto contains ideas conceived by *** for developing laboratory reagents, diagnostics, and pharmaceuticals relating to chimeric restriction endonucleases. *** shall give written notice of any Invention resulting under the Advanced Technology Program within sixty (60) days of the completion of the funding of such program. Any Invention resulting in whole or in part from said ideas which are made pursuant to an award under the Advanced Technology Program where a grant application was filed on March 29, 1995 (Appendix C) shall be assigned to LICENSEE pursuant to Section 15.7 below and *** will be named as sole inventor unless another individual makes a creative input to said Invention. LICENSEE shall have the first right of negotiation, under then commercially reasonable terms, to obtain an exclusive, royalty-bearing license under any Invention resulting from said ideas in Appendix B made by *** with funding from a source other than the Advanced Technology Program grant.
PARAGRAPHS 5.1 AND 5.2
     5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to *** hereunder. Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of *** or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement.
     5.2 Commencing with the first commercial sale of a Licensed Product, LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to *** true and accurate reports, giving such particulars of the business conducted by LICENSEE, its Subsidiaries and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:
     (a) All Licensed Products manufactured and sold.

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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     (b) Total billings for Licensed Products sold.
     (c) Accounting for all Licensed Processes used or sold.
     (d) Deductions applicable as provided in Paragraph 1.6.
     (e) Total royalties due.
     (f) Names and addresses of all sublicensees of LICENSEE.
Where reasonably practical, LICENSEE shall, to the best of its knowledge, subcategorize the Licensed Products sold so as to assign the royalties paid to individual patent(s) of Appendix A. Such subcategorization shall be for *** administrative purposes only and shall in no way affect any obligations of any part or the amounts of royalties to be paid under this Agreement. Until there has been a first commercial sale of a Licensed Product, the LICENSEE shall give an annual report of LICENSEE’s efforts to achieve a first commercial sale.
ARTICLE VIII — LIABILITY
     8.1 Inasmuch as *** will not, under the provisions of this Agreement or otherwise, have control over the manner in which LICENSEE, or its Subsidiaries or its agents or its sublicensees or those operating for its account, or third parties who purchase Licensed Products from any of the foregoing entities, practice any invention encompassed by the license granted herein, LICENSEE shall defend and hold ***, it trustees, officers, employees, students, and affiliates harmless as against any judgments, fees, expenses or other costs (including reasonable attorneys’ fees) arising from or incidental to any product liability or other lawsuit brought as a consequence of the practice of said invention by any of the foregoing entities, whether or not *** is named as party defendant in any such lawsuit. LICENSEE shall have the right to defend such a product liability lawsuit with counsel of its own choosing and *** will cooperate in the defense of such action at LICENSEE’s expense. Practice of the Invention encompassed by the license granted herein by a Subsidiary or an agent or a sublicensee, or a third party on behalf of or for the account of LICENSEE or by a third party who purchases Licensed Products from any of the foregoing shall be considered LICENSEE’s practice of said invention for purposes of this Paragraph 8.1. The provisions of this Paragraph 8.1 shall survive termination of this Agreement.
     8.2 LICENSEE shall maintain or cause to be maintained, prior to the first planned use of Licensed Products or Licensed Processes in humans, product liability insurance or other protection reasonably acceptable to *** which shall protect LICENSEE and *** in regard to events covered by Paragraph 8.1 above. LICENSEE will disclose to *** the amount and kind of product liability insurance it obtains, will give *** a copy of the certificate of insurance, and will increase or change the kind of insurance at the reasonable request of ***, provided such insurance is available to LICENSEE at commercially reasonable rates.
     8.3 Except as otherwise expressly set forth in this Agreement, *** makes no representations and extend no warranties of any kind, either express or implied, including but not

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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limited to warranties of merchantability, fitness for a particular purpose, and validity of Patent Rights claims, issued or pending.
     8.4 No liability under this Agreement shall result to a party from delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, earthquake, fire, flood, war, government regulations, labor unrest, or shortage of or an inability to obtain material or equipment.
ARTICLE IX — EXPORT CONTROLS
     It is understood that *** is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that their obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. *** neither represents that a license shall not be required nor that, if required, it shall be issued.
ARTICLE X — NON-USE OF NAMES
     LICENSEE shall not use the name of ***, nor any of its employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from *** in each case, except that LICENSEE may state that it is licensed by *** under one or more of the patents and/or applications comprising the Patent Rights.
ARTICLE XIII — TERMINATION
     13.1 This Agreement shall terminate if LICENSEE dissolves, unless this Agreement has been assigned prior to the date of dissolution.
     13.2 Should LICENSEE fail to pay *** royalties due and payable hereunder, *** shall have the right to terminate this Agreement on sixty (60) days’ written notice, unless LICENSEE shall pay *** within the sixty (60) day period, all such royalties and interest due and payable. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.
     13.3 Upon any material breach or default of this Agreement by LICENSEE other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, *** shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety (90) days’ notice to LICENSEE. Such termination shall become

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period.
     13.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ notice to *** and upon payment of all amounts due***.
     13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any Subsidiary and sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to *** the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.
     13.6 Upon termination of this Agreement for any reason during the Exclusive Period, any sublicensee not then in default shall have the right to seek a license from *** under the same terms and conditions as set forth hereunder.
     13.7 The provisions of Paragraph 8.1, Article IX and Article X, Paragraph 4.5 and Paragraph 6.6, shall survive termination of this Agreement. (as amended on June 1, 1998)
ARTICLE XV — MISCELLANEOUS PROVISIONS
     15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Maryland, U.S.A., except that questions affecting the validity, construction and effect of any patent licensed hereunder, shall be determined by the law of the country in which the patent was granted.
     15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.
     15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
     15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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     15.5 The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.
     15.6 Claims, disputes, or controversies concerning the validity, construction, or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.
     15.7 A grant application under the Advanced Technology Program was filed on March 29, 1995 (Appendix C). If a grant is awarded, any Invention made pursuant thereto where an investigator at *** is the sole inventor or a coinventor shall be assigned to LICENSEE. Such Invention shall be assigned hereunder and shall thereafter fall within the definition of Patent Rights and therefore shall be subject to Sections 3.2, 3.3 and 3.4 hereof and to the royalty payments required by Sections 4.1(c)(i), 4.1(d) and 4.4 hereof as part of the rights licensed hereunder.
     15.8 With respect to *** LICENSEE hereby acknowledges and agrees that *** is the sole inventor of this property. (as amended on June 1, 1998)

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

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